An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

FORM 1-A TIER I OFFERING

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 14, 2020, SUBJECT TO COMPLETION

Direct Communication Solutions, Inc.

● [up to 1,400,000] shares of Common Stock

1,000,000 Warrants

1,000,000 Shares of Common Stock issuable upon exercise of Warrants

17150 Via Del Campo, Suite 200

San Diego, California 92127

(858) 798-7100

www.dcsbusiness.com

Direct Communication Solutions, Inc., a Delaware corporation (“DCS,” the “Company,” “we,” “our” and “us”) is offering in Canada ● shares of our Common Stock, par value US$0.00001 per share (the “Common Stock” or “Shares”) and up to 1,000,000 purchase warrants to purchase one share of Common Stock (each Common Stock purchase warrant, a “Warrant”) (together, the “Offering”). The Shares are being offered at a purchase price of [between C$0.90 and C$1.20] per share, for an aggregate amount of up to C$●. The Warrants are being offered at a purchase price of C$.05 per Warrant, for an aggregate amount of up to C$50,000. If all Shares and Warrants are sold in the Offering we would receive gross proceeds of C$● (the “Maximum Offering Amount”) and if all Warrants are exercised following completion of this Offering we would receive an additional $●, for total gross proceeds of $● (the “Maximum Gross Proceeds”). Each Warrant will entitle the holder to acquire, subject to adjustment in certain circumstances, one share of Common Stock (a “Warrant Share”) at an exercise price of US$●. The Warrants will expire on or before 4:30 p.m. (Pacific time) on the date that is 6 months from the date of issuance. The Warrants are subject to certain accelerated exercise provisions if the average closing bid price of the Common Stock as reported by the Canadian Securities Exchange (the “CSE”) reaches certain levels for a period of at least fourteen (14) consecutive trading days. See “Securities Being Offered” beginning on page 37. The Shares and Warrants are not bundled into units and will be sold and issued separately.

We are selling our Shares and Warrants on a “best efforts” basis either directly to investors or through registered Canadian dealers. The Offering is being offered in Canada to accredited investors under a prospectus exemption. None of the Shares or Warrants are being offered in the United States. None of the Shares or Warrants offered are being sold by present security holders of the Company. See “Securities Being Offered” beginning on page 37 for a discussion of certain items required by Item 14 of Part II of Form 1-A. Unless otherwise noted herein, references to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.

Our Common Stock began trading on the CSE under the symbol “DCSI” on January 6, 2020, and began trading on the OTCQB Venture Market (“OTCQB”) under the symbol “DCSX” on June 19, 2020. The closing price of the Common Stock on September 10, 2020 was C$1.13 on the CSE and US$0.83 on the OTCQB.

Title of Class of Securities to be Qualified	Price to Public (1)(2)		Agent Commissions (3)		Proceeds to the Company (4)		Proceeds to other persons
Per Share of Common Stock	C$	●	C$	●	C$	●	N/A
Total Maximum Shares	C$	●	C$	●	C$	●	N/A
Per Warrant	C$	.05	C$	.0035	C$	.0465	N/A
Total Maximum Warrants	C$	50,000	C$	3,500	C$	46,500	N/A
Common stock underlying Warrants (“Warrant Shares”)	US$	●	US$	--	US$	●	N/A
Total Minimum		No minimum		N/A		No minimum	N/A
Total Maximum(5)	C$	●	C$	●	C$	●	N/A

(1)	All amounts in this chart are in Canadian dollars except for the Warrant Share purchase price. All payments received from investors in Canadian dollars will be converted into U.S. dollars using the rate of exchange quoted by the Bank of America on the date of the closing of the Offering. To the extent required the number of shares acquired will be rounded up to the nearest whole share. Fractional shares will not be issued. Subscribers will be informed of the exact number of shares they have subscribed for at the time of issuance.
(2)	The offering price was determined by the Company with reference to, among other things, the prevailing market price of the Common Stock.
(3)	We have not engaged any agents or dealers as of the date of this Offering. This table depicts agent cash commissions of 7% of the gross proceeds of the Offering and compensation warrants equal in number to 7% of the number of Offered Shares sold under the Offering. Any compensation warrants granted will have an exercise price of US$● and expire on the date that is six months from the date of issuance. To the extent investors may be introduced to the Company by registered Canadian dealers, the Company may pay an equivalent amount of finder’s fees in accordance with applicable laws. The Offering Statement, of which this Offering Circular forms a part, qualifies the grant of the compensation warrants and the common stock issuable upon exercise of the compensation warrants.
(4)	Does not include estimated offering expenses including, without limitation, legal, accounting, auditing, transfer agent, other professional, printing, advertising, travel, marketing and other expenses of this Offering. We estimate the total expenses of this Offering, excluding any dealer commissions and expenses, will be approximately $45,000.
(5)	Assumes that the Maximum Gross Proceeds are received by us, including US$● in proceeds from the exercise of the Warrants. The total in Canadian dollars is estimated based on the Bank of Canada daily exchange rate as of September ●, 2020.

There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the maximum amount, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the maximum amount or (ii) the termination date. We expect to commence the sale of the Shares and Warrants as of the date on which the offering statement of which this Offering Circular is a part is qualified by the SEC. This Offering will terminate on the earlier of (i) September 30, 2021, (ii) the date on which the maximum offering is sold, or (iii) when the Board of Directors of the Company elects to terminate the offering (in each such case, the “Termination Date”). There is no aggregate minimum requirement for the Offering to become effective, therefore we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, research and development expenses, inventory, offering expenses, working capital and general corporate purposes and other uses as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

These securities are speculative and involve a high degree of risk. You should purchase Shares and Warrants only if you can afford the complete loss of your investment. See “Risk Factors” beginning on page 3, to read about the risks you should consider before buying Shares.

These securities are being offered in Canada to accredited investors under a prospectus exemption. None of the securities are being offered in the United States and residents of the United States will not be permitted to invest in the Offering unless it has been qualified in the investor’s state of residence.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any shares of our Common Stock in any state or other jurisdiction in which such sale is prohibited.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Offering Circular is September 14, 2020.

i

Industry and Market Data and Forecasts

The market data and certain other statistical information used throughout this Offering Circular are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The market data used in this Offering Circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Certain data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, which could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this Offering Circular.

Exchange Rate Data

The annual average exchange rates for United States dollars in terms of the Canadian dollar for each of the three years in the period ended December 31, 2019, as quoted by the Bank of Canada, were as follows:

Year ended December 31
2019	2018	2017

$0.7536	$0.7718	$0.7701

On September 10, 2020, the daily rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was US$1.00 = $0.7591. No representation is made that Canadian dollars could be converted into US dollars at that rate or any other rate.

Financial Information

The Company presents its consolidated financial statements in United States dollars, and the financial statements of the Company in this Offering Circular are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Unless otherwise indicated, any other financial information included or incorporated by reference in this Offering Circular has been prepared in accordance with U.S. GAAP. Financial information filed by the Company in Canada on its System for Electronic Document Analysis and Retrieval (“SEDAR”) profile has been prepared in accordance with International Financial Reporting Standards (“IFRS”). U.S. GAAP differs in certain material respects from IFRS. As a result, certain financial information included in this Offering Circular may not be comparable to financial information reported by the Company at www.sedar.com. This Offering Circular does not include any explanation of the principal differences or any reconciliation between U.S. GAAP and IFRS.

Additional Information

We are offering to sell, and seeking offers to buy, the Shares and Warrants only in jurisdictions where offers and sales are permitted. None of the Shares or Warrants are being offered in the United States and residents of the United States will not be permitted to invest in the Offering unless it has been qualified in the investor's state of residence. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of the securities. Our business, financial condition, results of operations, and prospects may have changed since the date hereof. Information filed on the Company’s SEDAR profile at www.sedar.com or posted on the OTC Disclosure and News Service at www.otcmarkets.com is available for informational purposes and does not constitute part of this Offering Circular.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some, but not all, cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “goal”, “may”, “might”, “objective”, “plan”, “possible”, “potential”, “project”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The development of our products and services will require significant capital resources;

●	Limited operating history on which to judge our business prospects and management;

●	Our ability to gain market acceptance of our products and services;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our industry’s ability to manage the threat of security breaches and data theft on connected devices;

●	Our reliance on third parties to produce key product components and provide industry and technology solutions;

●	Our ability to raise capital and the availability of future financing;

●	The impact of the ongoing COVID-19; and

●	Our ability to manage our research, development, expansion, growth and operating expenses.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

This Offering Circular contains references to both United States dollars and Canadian dollars. Unless otherwise noted herein, references to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.

iii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Direct Communication Solutions, Inc. (“DCS,” the “Company,” “we,” “our” and “us”) was formed in the state of Florida on September 9, 2006 and reorganized on April 3, 2017 under the laws of the State of Delaware, and is headquartered in San Diego, California. We provide information technology solutions for the Internet of Things (“IoT”) market. We are a value-added reseller of IoT telematics devices, and a developer of our own end-to-end SaaS based intelligent business solutions.

Our Common Stock began trading on the Canadian Securities Exchange (the “CSE”) under the symbol “DCSI” on January 6, 2020, and on the OTCQB Venture Market (“OTCQB”) under the symbol “DCSX” on June 19, 2020.

Our mailing address is Direct Communication Solutions, Inc., 17150 Via Del Campo, Suite 200, San Diego, California 92127 and our telephone number is (858) 798-7100. Our website address is www.dcsbusiness.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Our Business

We provide IoT solutions and have developed a portfolio of cellular based solutions that can connect any computing devices otherwise known as “things” in the IoT. We are focusing on delivering end-to-end IoT solutions that are enabled by the latest technologies. Our customized solutions recognize the confluence of several major data trends including software as a service (“SaaS”), IoT, mobility, cloud, platform, and data analytics. We have developed a product portfolio for certain niche markets using sensors, fleet and other DCS solutions, including monitoring as a service (“MaaS”) solutions for the information technology market related to long-distance transmission of vehicle fleet information, otherwise known as telematics.

Our business has two main focal points: (i) hardware distribution; and (ii) SaaS and MaaS solutions. Our products and solutions enable devices to communicate with each other and with server or cloud-based application infrastructures. We provide fully-bundled packaged solutions for various IoT verticals. Our current SaaS solutions include MIFleet™, which provides GPS Fleet monitoring and tracking and MiSensors™, which provides machine-to-machine device management. In 2021 we plan to deploy BrewSee®, a comprehensive inventory control solution for the monitoring and monetizing of the draft beer industry.

THE OFFERING

Issuer:	Direct Communication Solutions, Inc., a Delaware corporation

Shares Offered:	A maximum of ● Shares at an offering price of C$● per Share

Warrants Offered:

A maximum of 1,000,000 non-transferable Warrants at an offering price of C$.05 per Warrant. Each Warrant is exercisable for one share of common stock (a “Warrant Share”) at an exercise price of US$●. The Warrants will expire six months from the date of issuance. The Warrants are subject to certain accelerated exercise provisions if the average closing bid price of the Common Stock as reported by the CSE reaches certain levels. Fifty percent of the Warrants are subject to accelerated exercise provisions if the closing price of the Shares is greater than C$1.50 per Share for a period of at least fourteen (14) consecutive trading days, and the remaining fifty percent of the Warrants are subject to accelerated exercise provisions if the closing price of the Shares is greater than C$2.00 per Share for a period of at least fourteen (14) consecutive trading days.

The Shares and Warrants are not bundled into units and will be sold and issued separately.

Number of shares of Common Stock Outstanding before the offering[1]:	13,403,300

Number of shares of Common Stock Outstanding after the maximum offering:	●, which assumes no exercise of the Warrants.

Maximum Gross Proceeds:	We are offering up to ● Shares, at a price of C$● per Share for an aggregate amount of up to C$●, and up to 1,000,000 Warrants at a purchase price of C$.05 per Warrant for a Maximum Offering Amount of up to C$●. If all Warrants are exercised following completion of this Offering, we would receive an additional $●, for Maximum Gross Proceeds of C$● (estimated based on the Bank of Canada daily exchange rate as of September ●, 2020).

Use of Proceeds:	We will use net proceeds for research and development expenses, working capital and general corporate purposes. See “Use of Proceeds.”

Investor Residence:

The securities are being offered in all jurisdictions of Canada and may be offered in certain jurisdictions other than the United States, subject to the applicable rules and regulations of that jurisdiction. None of the securities are being offered in the United States and residents of the United States will not be permitted to invest in the Offering unless it has been qualified in the investor’s state of residence.

1.	In addition, there are 3,745,000 shares of Common Stock underlying stock options issued under our 2017 Stock Plan of which 2,750,000 shares will be issuable upon exercise of outstanding awards at $.47 per share, 290,000 shares will be issuable upon exercise of outstanding awards at $.79 per share and 705,000 shares will be issuable upon exercise outstanding awards at $1.53 per share.

RISK FACTORS

An investment in our shares involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our shares could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward Looking Statements” on page iii above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The outbreak led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The outbreak and preventative or protective actions that governments have taken in respect of this coronavirus have resulted in a period of business disruption, reduced customer traffic, negative impact on our order fulfillment, reduced operations, and has adversely affected workforces, economies, and financial markets globally.

Furthermore, several of our key products are manufactured in Asia in locations subject to quarantines and factory closures. Although these effects are expected to be temporary, the duration of the supply chain disruption, labor instability, component shortages and delays, impairment of our ability to produce and deliver our products, and related financial impact cannot be reasonably estimated at this time and may materially affect our consolidated results for 2020. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations, financial condition or ability to raise funds. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may impair our ability to achieve our intended business objectives.

The industry in which we participate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

The IoT, M2M and MaaS delivery device markets in which we compete require continuous innovation and are highly competitive, rapidly evolving, subject to changing technology, shifting customer needs and frequent introductions of new products and services. Our competitors in the IoT enterprise marketplace include vendors of IoT devices and products, cloud platform providers for certain hardware and application vendors, hardware providers offering sensors and cloud integration partners, and IoT platforms from companies that have existing relationships with hardware and software companies. We compete on a service basis, by offering fully integrated IoT device connectivity to a variety of niche markets. New competitors could launch new businesses in our markets at a relatively low cost since technological and financial barriers to entry are relatively low. Some of our current and potential competitors may have competitive advantages, such as greater name recognition, longer operating histories, significant installed bases, broader geographic scope, and larger marketing budgets, as well as substantially greater financial, technical, personnel, and other resources. In addition, our potential competitors may have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. We may also experience competition from smaller, younger competitors that may be more agile in responding to customers’ demands. These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements or provide competitive pricing. As a result, even if our services are more effective than the products and services that our competitors offer, potential customers might select competitive products and services in lieu of purchasing our products and services. For these reasons, we may not be able to compete successfully against our current and future competitors, which could negatively impact our future sales and harm our business and financial condition.

In order to differentiate our products and services from competitors’ products, we must continue to focus on research and development, including software development, and enhance and improve our existing services and adapt to current technologies. If our existing or new products and services fail to achieve widespread market acceptance, if existing customers do not subscribe to our paid subscription services, or if we are unsuccessful in capitalizing on opportunities in the connected IoT market, our future growth may be slowed and our business, results of operations and financial condition could be materially adversely affected.

Because we are at an early stage of development, our ability to fully and successfully develop our MaaS business and the market’s reception of our services is unknown.

Although it is an important component of our business plan, we are at a very early stage of MaaS commercialization. Solutions and other services represented 13.1% of our total revenues in 2019. Given our limited operating history, our ability to successfully develop our business and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. The technology and products and services we have developed and continue to develop may not marketed successfully or perform as designed. For us to achieve success, our products and services must receive adequate market acceptance. If our products are not accepted by the market, our MaaS business may fail.

Our efforts to expand our products and services and to develop and integrate our existing services in order to keep pace with technological developments may not succeed and may reduce our revenue growth rate and harm our business.

We seek to derive revenue from integrating our IoT and M2M product mix, building unique IoT solutions, and from subscriptions to our MaaS cloud computing application services, and we expect this will continue for the foreseeable future. Our efforts to expand our products and services may not result in long term success or significant revenue for us. The markets for certain of our offerings, including our data integration offerings, remain relatively new. In addition, if we fail to anticipate or identify significant Internet-related and other technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed. Further, if we are unable to develop enhancements to and new features for our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. In addition, because our services are designed to operate over various network technologies and on a variety of mobile devices, operating systems and computer hardware and software platforms, we will need to continuously modify and enhance our services to keep pace with changes in Internet-related hardware, software, communication, browser, app development platform and database technologies, as well as continue to maintain and support our services on legacy systems. We may not be successful in either developing these modifications and enhancements or in bringing them to market timely. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development or service delivery expenses. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

Defects or disruptions in our services could diminish demand for our services and subject us to substantial liability.

Because our services are complex and incorporate a variety of third-party hardware and proprietary and third-party software, our services may have errors or defects that could result in unanticipated downtime for our subscribers and harm to our reputation and our business. Cloud services frequently contain undetected errors when first introduced or when new versions or enhancements are released. We may from time to time experience system outages resulting in disruptions to, our services. Defects affecting our services may be found following the introduction of new software or enhancements to existing software or in software implementations in varied information technology environments. Internal quality assurance testing and end-user testing may reveal service performance issues or desirable feature enhancements that could lead us to reallocate service development resources or postpone the release of new versions of our software. Such defects could also create vulnerabilities that could inadvertently permit access to protected customer data. Since our customers use our services for important aspects of their business, any errors, defects, disruptions in service or other performance problems, or delays in the development and release of future enhancements to our currently available software, could hurt our reputation and may damage our customers’ businesses. As a result, customers could elect to not renew our services or delay or withhold payment to us. We could also lose future sales or customers may make warranty or other claims against us, which could be detrimental to our reputation, result in an increase in our allowance for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Our business is subject to online security risks, including security breaches and enterprise data theft.

Security remains a significant issue across the entire IoT ecosystem. An increasing number of organizations have reported breaches of their security on their connected devices and many companies have been the subject of sophisticated and highly targeted attacks. Maintaining the security of computer information systems and communication systems is a critical issue for us and our customers. Malicious actors may develop and deploy malware that is designed to manipulate our systems, including our internal network, or those of our vendors or customers. Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our information technology systems, our data or our customers’ data. A party who is able to illicitly breach a client’s security protocol could access enterprise and transaction data. We have access to or host confidential information as part of our client relationship management and transactional processing platforms. Our security measures may not detect or prevent security breaches that could harm our or our client’s business. We devote considerable resources to network security, data encryption and other security measures to protect our hardware and software systems and enterprise and client information, but these measures may not provide absolute security. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Furthermore, advances in computer capabilities, new discoveries in the field of cryptography, biometric identification or other developments may not prevent the technology used by us to protect transactional data from being breached or compromised. A party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our or our client’s operations, or damage the computers or business of our users. Any compromise of our client’s system security could result in the unauthorized release of confidential information, violate applicable privacy and other laws, expose us to a risk of loss or litigation and possible liability, and harm our reputation and, therefore, our business. Our insurance policies carry coverage limits which may not be adequate to reimburse us for losses caused by security breaches.

Privacy concerns and laws, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. Although currently focused primarily on consumer personal data, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”) effective January 2020, could continue to evolve and expose us to regulatory burdens. Further, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation that took effect in May 2018, impose obligations on data controllers and data processors. Additionally, certain countries have passed or are considering passing laws requiring local data residency. New or proposed laws and regulations may require us to make additional changes to our services to enable us or our customers to meet new legal requirements and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close transactions, any of which could harm our business.

In addition to government activity, privacy advocacy and other industry groups have established or may establish new self-regulatory standards that may place additional burdens on our ability to provide our services globally. Our customers may expect us to meet voluntary certification and other standards established by third parties. If we are unable to maintain these certifications or meet these standards, it could adversely affect our ability to provide our solutions to certain customers and could harm our business. Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information or the security of enterprise information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends in part on worldwide economic and geopolitical conditions. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These economic conditions can arise suddenly and the full impact of such conditions can remain uncertain. In addition, geopolitical developments, such as trade disputes, new or increased tariffs, or changes to fiscal and monetary policy can increase levels of political and economic unpredictability globally and increase the volatility of global financial markets. Moreover, these conditions can affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our IoT services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect attrition rates, all of which could adversely affect our future sales and operating results.

Our business is subject to government regulation and future regulation or regulatory changes may increase the cost of compliance and doing business.

We are subject to various federal, state and local laws, regulations and administrative practices affecting our business. These include the requirement to obtain business licenses and certifications, and other such legal requirements, regulations and administrative practices required of businesses in general. The foregoing regulatory matters may also be applicable to any of our collaborative partners or licensees. In addition, we are currently or potentially subject to laws and regulations affecting our operations in a number of areas, including data privacy requirements, intellectual property ownership and infringement, and security. We cannot predict the impact, if any, that future internet or IoT-related regulation or regulatory changes might have on our business. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could individually or in the aggregate make our services less attractive to our customers, delay the introduction of new products or services in one or more regions, or cause us to change or limit our business practices.

Industry-specific regulation and other requirements and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

Our customers and potential customers conduct business in a variety of industries, including manufacturing, automotive, agriculture, retail, transportation and logistics, healthcare and telecommunications. Regulators in certain industries have adopted and may in the future adopt regulations or interpretive positions regarding the use of cloud computing and other outsourced services. The costs of compliance with, and other burdens imposed by, industry-specific laws, regulations and interpretive positions may limit our customers’ use and adoption of our services and reduce overall demand for our services. Compliance with these regulations may also require us to devote greater resources to support certain customers, which may increase costs. If we are unable to comply with these guidelines or controls, or if our customers are unable to obtain regulatory approval to use our services where required, our business may be harmed. In addition, an inability to satisfy the standards of certain voluntary third-party certification bodies that our customers may expect may have an adverse impact on our business and results. If in the future we are unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to our customers, it may harm our business and adversely affect our results.

Further, in some cases, industry-specific laws, regionally-specific, or product-specific laws, regulations, or interpretive positions may also apply directly to us as a service provider. The interpretation of many of these statutes, regulations, and rulings is evolving in the courts and administrative agencies and an inability to comply may have an adverse impact on our business and results. Any failure or perceived failure by us to comply with such requirements could have an adverse impact on our business. We may in the future be subject to litigation containing allegations that one of our customers violated an industry-specific law. A determination that we violated such a law could expose us to significant damage awards that could, individually or in the aggregate, materially harm our business.

Our business may expose us to product liability claims for damages resulting from the design or manufacture of our products. Product liability claims, whether or not we are ultimately held liable for them, could have a material adverse effect on our business and results of operations.

We may be subject to product liability claims for certain of our products if they are alleged to be defective or cause harmful effects. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

Risks Related to our Intellectual Property

Our inability to protect our intellectual property rights could diminish the value of our products, weaken our competitive position and reduce our future revenue.

We rely on a combination of patent, copyright and trademark laws, trade secrets, some software security measures (e.g., to protect trade secrets), license agreements and nondisclosure agreements to protect our intellectual property, all of which offer only limited protection. We pursue the registration of trademarks but currently hold no patents on our products (though limited patent protection has been applied for). Our commercial success may depend in large part on our ability to protect our trade secrets, and to obtain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We intend to seek to protect our proprietary position by filing and prosecuting patent applications in the United States related to our technologies and products that are important to the Company’s business.

Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, in terms of initial and ongoing protection measures, registration requirements and the costs of maintaining and defending our rights. Any of our patents, trademarks or other intellectual property rights may be discovered through third party reverse engineering or careless or departing employees, challenged by others, or invalidated through administrative process or litigation. We may be required to protect our intellectual property, a process that is expensive and may not be successful or which we may not pursue in every jurisdiction. We may, over time, increase our investment in protecting our intellectual property through patent filings that could be expensive and time-consuming. We may be unable to obtain patent protection for the technology covered in our patent applications or the patent protection may not be obtained quickly enough to meet our business needs.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology without infringing our intellectual property rights. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as the laws of the United States. Moreover, laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could reduce demand for our products, affect our brand, cause us to incur significant expenses and harm our business.

We may in the future be sued by third parties for various claims including alleged infringement or appropriation of proprietary rights.

The software and internet industries are characterized by the existence of a large number of trade secrets, patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights against us, demanding license or royalty payments or seeking payment for damages, injunctive relief and other available legal remedies through litigation. Our technologies may be subject to injunction if they are found to infringe the rights of a third-party or we may be required to pay damages, or both. Further, many of our subscription agreements may require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim.

The outcome of any claims or litigation, regardless of the merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, whether through settlement or licensing discussions, or litigation, could be time-consuming and expensive to resolve, divert management attention from executing our business plan, result in efforts to enjoin our activities, lead to attempts on the part of other parties to pursue similar claims and, in the case of intellectual property claims, require us to change our technology, change our business practices, pay monetary damages or enter into short- or long-term royalty or licensing agreements.

Any adverse determination related to intellectual property claims or other litigation could prevent us from offering our services to others, could be material to our financial condition or cash flows, or both, or could otherwise adversely affect our operating results. In addition, depending on the nature and timing of any such dispute, an unfavorable resolution of a legal matter could materially affect our current or future results of operations or cash flows in a particular quarter.

Risks Related to the Company

Any inability to attract and retain qualified key management and technical personnel would impair our ability to implement our business plan.

Our Board places heavy reliance on the continued services of the Company’s Chief Executive Officer, Christopher Bursey, and his industry experience and relationships, management and operational skills. If we were to lose the services of Mr. Bursey, we could face substantial difficulty in hiring a qualified successor or successors and could experience a loss in performance while any successor obtains the necessary training and experience. Further, our success depends in large part upon the continued services of our key management, technical and other specialized personnel. The loss of one or more members of our management team or other key employees could delay our growth and development and materially harm our business, financial condition, results of operations and prospects. The relationships that our team have cultivated within the IoT industry make us particularly dependent upon their continued employment or services with us. Because our management team is not obligated to provide us with continued service, they could terminate their employment or services with us at any time without penalty, subject to providing any required advance notice. We do not maintain key person life insurance policies for any members of our management team. The technology industry is subject to substantial and continuous competition for personnel with high levels of experience in designing, developing and managing software and Internet-related services, as well as competition for sales executives and operations personnel. Our future success and growth will depend in large part on our continued ability to attract and retain our technical and management personnel. We face the risk that if we are unable to retain existing personnel, or to attract and integrate qualified new personnel, our business, financial condition and results of operations will be adversely affected.

Any failure in our delivery of high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Our customers depend on our support organization to resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. Increased customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our applications and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our service offerings to existing and prospective customers, and our business, operating results and financial position.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Although we are researching and developing new markets and products and improving existing products, our research and market development activities may not prove profitable or ultimately prove successful. As we grow, we will need to expand our internal sales, marketing and distribution capabilities to commercialize our products, or enter into collaborations with third parties to perform these services. If we markets our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and there can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any product. If we are not successful in commercializing our products, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to our Financial Position and Need for Capital

Because we have a limited operating history, our future revenue growth remains uncertain and we may not achieve profitability.

We have recently incurred operating losses and as of December 31, 2019, had an accumulated deficit of $3,309,511. We have a limited operating history upon which to base an evaluation of our business and prospects. Although we seek to increase revenues through organic growth and the development of new revenue streams, we cannot assure you that our revenues will increase in future quarters or future years. Operating results for future periods are subject to numerous uncertainties and it cannot provide assurance that we will achieve or sustain profitability. Profitability depends on many factors, including, our success in expanding our product offerings and our customer base, the control of our expense levels, the success of our business activities and general economic conditions. We may make investments in marketing, technology and further development of our operating infrastructure which entail long-term commitments. Our industry as a whole may be adversely affected by industry trends, economic factors and new regulations. We may experience attrition from our MaaS customers. Despite our efforts to expand our revenues and achieve profitable operations, we may not be successful. Our prospects must be considered in light of the risks encountered by companies in a relatively early stage of development, particularly companies in new and rapidly evolving markets. We cannot provide assurance we will successfully address any of these risks. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to reduce our planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may cast substantial doubt on our ability to achieve our intended business objectives.

We may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Our working capital may not be sufficient to allow us to execute our business plan as fast as we would like or may not be sufficient to take full advantage of all available strategic opportunities. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and it may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and it may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product, or be unable to execute our business plans, develop or enhance our services, expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Risks Related to our Dependence on Third Parties

We rely on third-party manufacturers and suppliers to produce key product components, and shortages, delays and interruptions in supply could impair the delivery of our products and services and harm our business.

We rely on third parties to supply key components used in our products. We do not own manufacturing facilities or supply sources for such components and materials. There can be no assurance that our supply of materials will not be limited, interrupted, restricted in certain geographic regions or of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified manufacturers. Any shortage or delay in the supply of key product components would harm our ability to meet scheduled product deliveries. Many of the components used in our products are specifically designed for use in our products, some of which are obtained from sole source suppliers. If demand for a specific component increases, we may not be able to obtain an adequate quantity of that component in a timely manner. In addition, if worldwide demand for the components increases significantly, the availability of these components could be limited. Further, our suppliers may experience financial or other difficulties as a result of uncertain and weak worldwide economic conditions or the effect of the COVID-19 pandemic. Other factors that may affect our suppliers’ ability or willingness to supply components to us include internal management or reorganizational issues, such as roll-out of new equipment which may delay or disrupt supply of previously forecasted components, or industry consolidation and divestitures, which may result in changed business and product priorities among certain suppliers. It could be difficult, costly and time consuming to obtain alternative sources for these components, or to change product designs to make use of alternative components. In addition, difficulties in transitioning from an existing supplier to a new supplier could create delays in component availability that would have a significant impact on our ability to fulfill orders for our products. We may be forced to enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our product components may be unique or proprietary to the original manufacturer and it may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills or technology to another third party and a feasible alternative may not exist.

If we are is unable to obtain a sufficient supply of components, or if we experience any interruption in the supply of components, or if our suppliers or manufacturers fail to perform their obligations to us in relation to quality, timing or otherwise, our cost of obtaining these components may increase. Component shortages and delays affect our ability to meet scheduled product deliveries, may damage our brand and reputation in the market, and cause us to lose sales and market share. At times, we may elect to use more expensive transportation methods, such as air freight, to make up for manufacturing delays caused by component shortages, which may affect our ability to supply products within budget and reduce our margins. In addition, at times sole suppliers of highly specialized components may provide components that are either defective or do not meet the criteria required by our customers, distributors or other channel partners, resulting in delays, lost revenue opportunities and material write-offs.

We rely on third parties for technologies that are vital to the functionality of our products and the loss of these relationships could harm our business.

We rely on third parties to obtain non-exclusive patented hardware and software license rights in technologies that are incorporated into and necessary for the operation and functionality of most of our products. In these cases, because the intellectual property we license is available from third parties, barriers to entry into certain markets may be lower for potential or existing competitors than if we owned exclusive rights to the technology that we license and use. Moreover, if a competitor or potential competitor enters into an exclusive arrangement with any of our key third-party technology providers, or if any of these providers unilaterally decides not to do business with us for any reason, our ability to develop and sell products containing that technology would be severely limited.

If third-party developers and providers do not continue to embrace our service model and enterprise cloud computing services, or if our customers seek warranties from us for third-party applications, integrations, data and content, our business could be harmed.

A core part of our enterprise solutions is the interoperability of our platform with third-party IoT products and protocols. Our success depends on the willingness of a growing community of third-party developers and technology providers to build applications and provide integrations, data and content that are complementary to our services. Without the continued development of these applications and provision of such integrations, data and content, both current and potential customers may not find our services sufficiently attractive, which could impact future sales. Further, if these third parties were to alter their products, applications and content, we could be adversely impacted if we fail to timely create compatible versions of our products and solutions. A lack of interoperability may also result in significant redesign costs, and harm relations with our customers. Further, the mere announcement of an incompatibility problem relating to our products could materially adversely affect our business, results of operations and financial condition.

To the extent our competitors supply products that compete with ours, it is possible these competitors could design their technologies to be closed or proprietary systems that are incompatible or work less effectively with our products. As a result, end-users may have an incentive to purchase products that are compatible with the products and technologies of our competitors over our products.

In addition, for those customers who authorize a third-party technology partner access to their data, we do not provide any warranty related to the functionality, security and integrity of the data transmission or processing. Despite contract provisions to protect us, customers may look to us to support and provide warranties for the third-party applications, integrations, data and content, even though not developed or sold by us, which may expose us to potential claims, liabilities and obligations, all of which could harm our business.

Our ability to deliver our services is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

The Internet’s infrastructure is comprised of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (ICANN) and the Internet Assigned Numbers Authority (IANA), now under the stewardship of ICANN. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, denial-of-service attacks or related cyber incidents, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage or result in fragmentation of the Internet, resulting in multiple separate Internets. These scenarios are not under our control and could reduce the availability of the Internet to us or our customers for delivery of our Internet-based services. Any resulting interruptions in our services or the ability of our customers to access our services could result in a loss of potential or existing customers and harm our business.

Any interruptions or delays in services from third-parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm our business.

We currently serve our customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and other countries. We also rely on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer our services, including database software, hardware and data from a variety of vendors. Any damage to, or failure of our systems generally, including the systems of our third-party platform providers, could result in interruptions in our services. As we increase our reliance on these third-party systems, our exposure to damage from service interruptions may increase. Interruptions in our services may cause us to issue credits or pay penalties, cause customers to make warranty or other claims against us or to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

We use a range of disaster recovery and business continuity arrangements. For many of our offerings, our production environment and customers’ data are replicated in near real-time in a separate facility located elsewhere. Certain offerings may be served through alternate facilities or arrangements. We do not control the operation of any of these facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements and litigation to stop, limit or delay operation. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

These hardware, software, data and cloud computing platforms may not continue to be available at reasonable prices, on commercially reasonable terms or at all. Any loss of the right to use any of these hardware, software or cloud computing platforms could significantly increase our expenses and otherwise result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained through purchase or license and integrated into our services. If we do not accurately plan for our infrastructure capacity requirements and we experience significant strains on our data center capacity, our customers could experience performance degradation or service outages that may subject us to financial liabilities, result in customer losses and harm our business. As we add data centers and capacity and continue to move to cloud computing platform providers, we may move or transfer our data and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our services, which may damage our business.

DILUTION

As of September 10, 2020, an aggregate of 13,403,300 shares of our Common Stock were outstanding. In addition, there are 3,745,000 shares of our Common Stock reserved for issuance under our 2017 Stock Plan of which 2,750,000 shares of Common Stock will be issuable upon exercise of outstanding awards at $.47 per share, 290,000 shares of Common Stock will be issuable upon exercise of outstanding awards at $.79 per share and 705,000 shares of Common Stock will be issuable upon exercise outstanding awards at $1.53 per share. Future awards could be issued at per share prices above or below the Offering Price. We also have warrants outstanding, of which 106,280 shares of Common Stock will be issuable upon exercise at $1.53 per share.

If you purchase Shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to investors charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our net tangible book value as of June 30, 2020 was $(703,038) or $(0.05) per share based on 13,403,300 outstanding shares of Common Stock as of June 30, 2020. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the Maximum Offering Amount of $● is raised in this Offering, after deducting approximately $77,000 in offering expenses, including any broker fees payable by us, our pro forma as adjusted net tangible book value at June 30, 2020 would be approximately $● or $● per share. This amount represents an immediate increase in pro forma net tangible book value of $● per share to our existing stockholders at June 30, 2020, and an immediate dilution in pro forma net tangible book value of approximately $● per share to investors purchasing Shares in this Offering.

The following table illustrates the per share dilution to investors discussed above, assuming the sale of, respectively, 100%, 75% and 50% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses) as of June 30, 2020:

Funding Level	$	●	$	●	$	●
Offering Price	$	●	$	●	$	●
Net tangible book value per Share before the Offering		$(0.05)		$(0.05)		$(0.05)
Increase per Share attributable to investors in this Offering	$	●	$	●	$	●
Pro forma net tangible book value per Share after the Offering	$	●	$	●	$	●
Dilution to investors after the Offering	$	●	$	●	$	●
Increase per Share attributable to investors in this Offering after Warrant and Option Exercise	$	●	$	●	$	●
Pro forma net tangible book value per Share after the Offering and Warrant and Option Exercise	$	●	$	●	$	●
Dilution to investors after the Offering, Warrant and Option Exercise(1)	$	●	$	●	$	●

(1)	Includes the exercise of 3.745 million outstanding options under the 2017 Stock Plan, 106,280 outstanding warrants, and 1,000,000 Warrants under this Offering.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The Shares and Warrants are being offered by us on a “best-efforts” basis. We expect to commence the sale of the Shares and Warrants as of the date on which the offering statement of which this Offering Circular is a part is qualified by the SEC. There is no aggregate minimum requirement for the Offering to become effective, therefore we reserve the right to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital and general corporate purposes, and, prior to our use of the proceeds, other uses, including short-term, interest-bearing investments, as more specifically set forth in the “Use of Proceeds” starting on page 17.

The Shares and Warrants are being offered in all jurisdictions of Canada and may be offered in certain jurisdictions other than the United States, subject to the applicable rules and regulations of that jurisdiction. None of the securities are being offered in the United States and residents of the United States will not be permitted to invest in the Offering unless it has been qualified in the investor’s state of residence. The Offering is being offered in Canada to accredited investors under a prospectus exemption. Each investor will be required to complete and execute a subscription agreement in the form filed as an exhibit to this Offering Circular. The Subscription Agreement contains customary representations and warranties, including an investor’s eligibility as an “Accredited Investor” under applicable law.

The offers and sales of the Shares and Warrants will be made by our officers and directors. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers or directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Shares and Warrants may also be offered in Canada through dealers who are registered with the Investment Industry Regulatory Organization of Canada (“IIROC”). We have not engaged any dealers as of the date of this Offering. If a dealer is utilized, all funds received will be held by the dealer in trust. If the Offering does not close for any reason, all subscription funds received by the dealer will be returned to the subscribers, without interest or deduction. If we engage a dealer in Canada, in consideration of its services we expect to pay cash commissions of up to 7% of the gross proceeds of the Offering and compensation warrants equal in number up to 7% of the number of Shares sold under the Offering. Any compensation warrants granted will have an exercise price of US$● and expire on the date that is six months from the date of issuance. To the extent investors may be introduced to the Company by registered Canadian dealers, the Company may pay an equivalent amount of cash and compensation warrants as finder’s fees in accordance with applicable laws. The Offering Statement, of which this Offering Circular forms a part, qualifies the grant of the compensation warrants and the Warrant Shares issuable upon exercise of the compensation warrants.

We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the maximum amount, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the maximum amount or (ii) the Termination Date. The Offering will terminate on the earlier of (i) September ●, 2021, (ii) the date on which the maximum offering is sold, or (iii) when the Board of Directors of the Company elects to terminate the offering (in each such case, the “Termination Date”).

Selling Securityholders

No securities are being sold for the account of securityholders; all net proceeds of this Offering will go to the Company.

Book-Entry Shares; Transfer Agent; Resale Restrictions

All Shares will be issued to investors in book-entry form on the books and records of our transfer agent in accordance with the direct registration system (“DRS”), which allows securities to be held without having a physical certificate issued as evidence of ownership. Subsequent transfers of Shares will be facilitated through our transfer agent, AST Trust Company (Canada), together with its U.S. co-transfer agent American Stock Transfer & Trust Company, LLC.

The distribution of the Shares and Warrants in Canada is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, the Shares and Warrant Shares may be subject to a four-month statutory hold period under applicable Canadian securities legislation. Any resale of the Shares and Warrant Shares in Canada must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. Canadian investors are advised to seek legal advice prior to any resale of the Shares and Warrant Shares.

With respect to resales in the United States, the Shares and the Warrant Shares issued upon exercise of the Warrants will be freely tradable, provided an Offering Statement pursuant to Regulation A is in effect with respect to the Warrant Shares at the time of exercise (however, any Warrant Shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.)

In the absence of an effective registration statement or an Offering Statement pursuant to Regulation A, the Warrants may not be exercised unless they qualify for an exemption from registration under the Securities Act. To the extent the Warrant Shares are offered and sold pursuant to exemptions from registration under the Securities Act, they will generally be deemed to be “restricted securities” under Rule 144 under the Securities Act, must bear a U.S. restrictive legend and will be subject to a one (1) year hold period.

Market for Common Stock

Our Common Stock began trading on the CSE under the symbol “DCSI” on January 6, 2020, and began trading on the OTCQB under the symbol “DCSX” on June 19, 2020.

USE OF PROCEEDS

If the maximum amount is sold in this Offering, the maximum gross proceeds from the sale of our Shares will be $● (excluding the exercise of Warrants). The exercise of the maximum amount of the Warrants would result in additional gross proceeds of $●. The net proceeds from the Offering are expected to be approximately $● if the maximum amount is sold, after the payment of offering costs, including dealer fees, legal and accounting costs, filing fees, marketing and selling expenses.

We will use the net proceeds for research and development expenses, working capital and general corporate purposes. Our management has significant flexibility and broad discretion in applying the net proceeds received from this Offering. Our plan of operations includes deploying BrewSee®, a comprehensive inventory tracking system for the hospitality industry, and developing and deploying additional sensor-based telematics solutions and web and mobile applications. We may use a portion of the proceeds raised in this Offering to fund these developments. We may use a portion of the proceeds raised in this Offering to fund the compensation payable to our executive officers and directors as described under “Executive Compensation” below. In addition, a portion of the proceeds raised may be used to pay principal and/or the accrued interest on our credit facility with TAB Bank.

We cannot assure you that the net proceeds from this Offering will prove to be sufficient to fund any of the uses set forth above. Our expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

Our business does not presently generate positive cash flow from operations, and we expect that we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities. Further, unforeseen events, problems or delays may occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 3.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including, without limitation, short-term, investment grade, interest bearing instruments and United States government securities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Business Development

Direct Communication Solutions, Inc. was formed as a Florida corporation on September 9, 2006 and reorganized on April 3, 2017 under the laws of the State of Delaware. Since inception, we have been a technology solutions integrator focusing on connecting the Internet of Things (“IoT”). We provide information technology solutions for the IoT market. We are a value-added reseller of IoT telematics devices, and a developer of our own end-to-end software as a service (“SaaS”) based intelligent business solutions. We distribute IoT components, including sensors and system integrators. Our wireless engineers and industry experts assist clients in integrating components into their systems and applications. We develop industry-specific product and software applications. Our software applications and scalable cloud services collect and assess business-critical data from various types of assets. We generate revenue primarily from product sales, and increasingly from SaaS and monitoring as a service (“MaaS”) recurring revenues.

In January 2020 we closed an initial public offering in Canada, consisting the issuance of 1,328,500 shares of common stock. Our Common Stock began trading on the Canadian Securities Exchange (the “CSE”) under the symbol “DCSI” on January 6, 2020. We are a reporting company in Canada and comply with applicable quarterly and annual reporting requirements. Our fiscal year end is December 31. Our Canadian filings on SEDAR can be found online at www.sedar.com. Our financial statements on SEDAR are prepared in accordance with International Financial Reporting Standards (“IFRS”).

On June 19, 2020, we began trading on the OTCQB Venture Market (“OTCQB”) under the symbol “DCSX”. Neither the Company nor any predecessor has been in bankruptcy, receivership or any similar proceeding. We are not, and never have been, a shell company (as defined in Rule 405 of the Securities Act of 1933 and Rule 12b-2 of the Exchange Act of 1934). Our primary SIC Code is 5045 (Computers, Peripherals and Software).

Our mailing address is Direct Communication Solutions, Inc., 17150 Via Del Campo, Suite 200, San Diego, California 92127 and our telephone number is (858) 798-7100. Our website address is www.dcsbusiness.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Business Summary

DCS provides IoT solutions and has developed a portfolio of cellular based solutions that can connect any computing devices otherwise known as “things” in the IoT. DCS is focusing on delivering end-to-end IoT solutions that are enabled by the latest technologies. Our customized solutions recognize the confluence of several major data trends including SaaS, IoT, mobility, cloud, platform, and data analytics. We have developed a product portfolio for certain niche markets using sensors, fleet and other DCS solutions, including SaaS and MaaS solutions for the information technology market related to long-distance transmission of vehicle fleet information, otherwise known as telematics.

Our business has two main focal points: (i) hardware distribution, in which we resell products primarily from CalAmp Wireless Networks Corporation (“CalAmp”) and ATrack Technology Inc. (“ATrack”); and (ii) MaaS and SaaS solutions. Our products and solutions enable devices to communicate with each other and with server or cloud-based application infrastructures. We provide fully-bundled packaged solutions for various IoT verticals. Our SaaS/MaaS offerings consist of multiple tools and applications meant to monitor a certain aspect of vertical market applications, networks, assets, systems or other IoT components. There is a need for proper IoT data collection and monitoring, especially of the performance and real-time statistics of IoT components, in order to make proper and informed management possible. We provide monitoring of standard and ad hoc data, and overall device/asset IoT monitoring in relation to a set metric or standard or even a certain aspect of a component. Results are displayed in real-time or periodically as required. Our current SaaS/MaaS solutions include MiFleet™, which provides fleet and vehicle telematics; MiSensors™ which provide machine-to-machine device management and service enablement for wireless sensors; and MiFailover™ which provides high-speed wireless internet failover to small and medium sized businesses as a redundancy solution to continue to run their business in the event the internet is not available. In addition, we have recently deployed MiServices™ to provide engineering support to our distribution customers. These support services include software development, hardware integration and logistics support such as SIM card insertion, activation, provisioning, labeling and device readiness checks.

Our hardware sales have been within various hardware-related verticals that are tied to the broad IoT market. These areas have included markets such as fleet management, healthcare, retail point-of-sale, industrial, energy and utilities, and safety and security.

The global costs and prices of IoT sensors and products continue to drop in price and margin. As a response to this, we are transitioning to make software, SaaS/MaaS and services a more significant component of our offerings. In order to develop more vertically-integrated, comprehensive solutions, we are developing software applications and databases that can analyze and manage the data that IoT hardware collects. For example, we are planning to launch new applications within the beer and transportation marketplaces. Beer is a product that is temperature sensitive and has a limited shelf-life. We believe our beer management system, utilizing sensor derived logistics data, can be significant in a company’s operations. Other temperature-sensitive products provide similar market opportunities.

We intend to continue to leverage our long-standing relationships with our customers to jointly build unique IoT solutions based on our integrated third-party equipment together with new application software. We anticipate this mixed hardware and software implementation, together with our Saas/MaaS offerings, will allow us to build new, more robust, solutions that address multiple customer problems operating on a single DCS platform.

Principal Markets and Services

We operate out of administrative offices located in San Diego and provide services to clients ranging from recommendations regarding embedded wireless modules, bundled wireless solutions and procurement of wireless products. Our clients represent a wide variety of niche markets within various areas of the IoT market including: automatic vehicle location, healthcare, business, retail point-of-sale systems, business management continuity system, energy and utilities, education, safety and security. In 2018 we launched “MiServices” to accommodate the growing need for specialized technical services. Services provided under the MiServices brand consist of three major areas:

1) Engineering services – this provides customers with direct access to our engineering department. The focus is expediting the time-to-market by streamlining the development cycle and lowering costs;

2) Logistics services – we offer a complete device readiness program that includes SIM insertion, APN settings, testing and validation and custom packaging options; and

3) Wireless Data – we provide airtime packages from our carrier and MVNO (Mobile Virtual Network Operator) partners

Product Portfolio

Important aspects of the IoT include the ability to monitor connected devices utilizing cellular networks, the collection of data and data management, storage and utilization. The management of connected devices has created an opportunity for SaaS and MaaS offerings. Our product portfolio offers fully integrated IoT device connectivity, and includes the following product lines:

MiSensors

MiSensors create IoT monitoring solutions that can be applied to niche markets. Applications include monitoring water quality, monitoring temperatures of refrigeration glycol-chillers for cold beverages or monitoring humidity levels.

●	Water quality – MiSensors water quality solutions have broad applications enabling businesses to monitor the quality of water running through their business, in an agricultural, education, or manufacturing setting.

●	Temperature and Humidity –MiSensors temperature monitoring solution assist businesses to monitor perishables by providing ongoing temperature recordings and alerts when problems arise.

MiSensors can also be used to monitor barometric air pressure, acceleration, and light. MiSensors use a cloud-based monitoring platform which is easy to deploy by connecting a wireless gateway to a cellular router and connecting the MiSensor to our cloud services. One of our unique applications of MiSensor is MiBrewPub. MiBrewPub incorporates our “BrewSee® system” to transform how the bar and restaurant industry monitors their draft beer systems. MiBrewPub uses MiSensors to monitor the CO2 tank levels, the temperature and humidity for keg lockers and the temperature of a glycol chiller.

MiFleet

We have entered into a license agreement with Gurtam Inc. (“Gurtam”) to rebrand their tracking and fleet management software as MiFleet. DCS has enhanced Gurtam’s cloud-based platform with functionality to deploy and control devices on cellular networks. DCS recently launched MiFleet Mobile, which is a mobile app leveraging the MiFleet platform. MiFleet allows users to track their fleet’s exact location and gain insights regarding specific vehicle’s maintenance needs. MiFleet is integrated into a wide range of products ranging from shipment to chauffeur class. Our platform utilizes a set of technologies to keep customers aware of the vehicles’ condition and geographical location. MiFleet’s cloud-based platform uses more than one hundred servers located around the world, so that clients have access to their data from any computer, tablet or phone. MiFleet seeks to improve clients’ fleet return on investment by providing data specific analytics for running times and driver information.

MiFleet can be accessed via a web-based dashboard on a PC, tablet or smartphone; providing both basic and advanced reporting capability, as well as fuel control and driver notifications. MiFleet is updated and maintained on an ongoing basis. It can be plugged directly into a vehicle’s on-board diagnostics port. The MiFleet GPS device notifies users if the device is removed or tampered with and can notify companies if their driver is speeding or making unsafe choices on the road, such as hard turns and breaking. MiFleet lets users receive notifications by email, text or in a popup window if a certain event occurs (e.g. a unit violates a speed limit, an alarm button is pressed, sensor values have changed, idling is detected or a unit arrives at a control point) and records where the event or violation took place. MiFleet provides information with respect to:

●	mileage account;

●	fuel consumption control;

●	analysis of fleet performance;

●	driver behavior monitoring;

●	accounting of engine and machine hours;

●	remote engine shutdown;

●	service log maintenance;

●	towing reports;

●	driving behavior;

●	various idle reporting;

●	turn by turn heading tracking reports;

●	address searching;

●	high precision GPS;

●	location of nearest units;

●	workforce performance analysis;

●	CAN-bus data parameters reading;

●	power loss/connection reports and online tracking;

●	multiple application offerings; and

●	multiple cellular technology offerings.

MiFleet has an adaptive design and convenient display of various asset properties, which contributes to the user-friendly and handy mobile interface. The MiFleet platform allows a number of available features and enhancements, such as “If this, then that” action reporting, an Eco driving – Driver Score card, location sharing with customers in real time for a specified period of time, OpenWeather, with weather overlay maps, integrated Google Street View and Chatterbox based on location of the driver, a traffic map overlay with road closures, Speedguage, displaying real time speed limits on roads, an open application programming interface (API) allowing integration with existing operating systems, MiFleet White Glove Support and a Vision Dash Cam.

In March 2020, we announced the release of MiFleet + VisionTM, a cloud-based video monitoring solution that provides real-time access to live video feeds from our integrated camera solution. MiFleet + Vision provides event-based videos triggered by harsh driving behavior and possible crash impact. MiFleet + Vision is an additional value-add for customers looking to enhance their visibility into their fleet.

In May 2020, we announced our MiFleet Mobile for Consumers mobile application. The MiFleet Mobile for Consumers App brings customers closer to their vehicle’s performance, location and operating conditions – in particular, the driving behaviors of the operator. MiFleet Mobile for Consumers is bundled with a GPS vehicle monitoring device that is continuously recording and broadcasting vehicle diagnostics, trouble codes, operating performance and location. The self-setup mobile application allows vehicle owners to add any number of vehicles to their account, monitor driver behavior and receive alerts based on arrival and departure from user-defined geo-zones and notifications of aggressive operation of the vehicle.

BrewSee®– The Beer Management System

BrewSee® is a comprehensive inventory control solution for monitoring and monetizing the draft beer industry, that assists clients in maintaining consistent stock levels, tracking lots, and optimizing warehouse space. BrewSee® is a new product that is expected to be offered during 2021. BrewSee® will help clients reduce waste, theft and non-automated interfaces – promoting better production and storage. BrewSee® interfaces with the keg’s coupler, its flow sensor, a Co2 sensor, a temperature sensor, the keg’s shut off valve and the means to use a wireless device to collect all such keg data. The BrewSee® system allows the collected data to be transmitted in real-time remotely, and monitors when system data outside the range of the desired parameters is recorded.

The following demonstrates how BrewSee® assists in linking the data collected at various points in the supply chain:

1.	Brewers – BrewSee® will provide critical brand information data such as whether the beer is being sold at the right temperature or if the carbon dioxide pressure is correct.

2.	Beer Distributors – BrewSee® will provide real-time access to customer inventory levels, which will create new efficiencies in how they schedule deliveries. With BrewSee, shipments can be scheduled in advance based on tracking data.

3.	Beer Service Industry – BrewSee® will provide this market segment with insight into several key failure points that are typically under a service contract to manage and maintain. They will have visibility into keg temperature, and carbon dioxide pressure and will be able to use the data from BrewSee® to be notified of a potential leak by receiving alerts and seeing the loss in real-time.

MiCovid Cam

In July 2020, we announced the release of of MiCovid Cam, a new AI thermal detector with leading edge facial recognition and body temperature detection. MiCovid Cam is a touch-less, safe, reliable, and efficient body temperature scanning solution that can be used by businesses or schools to help provide a safer environment in the COVID pandemic era. It combines an HD 1080P camera with a large thermal temperature monitoring display for body temperature detection, providing more than 2,000 temperature readings per hour.

Other DCS Solutions

Electronic Logging of Data (“ELD”) - In 2012, the United States Congress enacted the “Moving Ahead for Progress in the 21st Century” bill (“MAP-21”), which included a provision requiring the Federal Motor Carrier Safety Administration to develop a rule mandating the use of ELDs. Electronic logging devices are used to electronically record a driver’s Record of Duty Status, which replaces the paper logbook previously used by drivers to record their compliance with Hours of Service (“HOS”) requirements. Under MAP-21, fleets had until December 2017 to implement certified ELDs to record HOS requirements. Fleets already equipped with electronic logging technology had until December 2019 to ensure compliance with the published specifications. Our offerings encompasses a MAP-21 compliant ELD system.

Instant Crash Notification (“ICN”) - ICN, also known as CrashBoxx, transforms vehicle collisions into actionable intelligence with detailed analysis of an accident within minutes of the event to help automate loss recovery. The main features of ICN include: provision of comprehensive crash data for accident reconstruction; delivery of detailed data such as force of the crash, direction of impact and speed prior to impact; cost to repair estimates; automation of incident reports; and estimates regarding how much trauma to the human body one should expect. CrashBoxx facilitates validation and investigation services and streamlines the claims process.

MiFailover - The Company is working on a router solution that will provide cellular connectivity in the event of a fiber outage and be able to support multiple sensor technologies. The router solution is designed to support Cat 18 LTE (Gigabit speeds) as well as supporting the FirstNET brands for public safety, WiFi, BlueTooth and provide options for Zigbee and LoRA for sensors.

MiWitness - MiWitness as a standalone product or add-on to MiFleet is an in-vehicle front and rear facing 1080 pixel video solution that is fully integrated into MiFleet. This is a great solution for long haul drivers and school buses. It captures any crash events, saves the video from thirty seconds prior to the event and streams live video after the event.

Customized Solutions - With our CalAmp expertise, we can create a wide variety of custom solutions. An example is our MiFleet mobile consumer app, which displays vehicle data coming from MiFleet in an easy format for consumer use.

Distribution Methods

DCS plans to continue to market its services through its existing distribution channel partners, which include Verizon, Sprint, U.S. Cellular, One Shop Wireless, Telus, CalAmp and Bell. DCS is a distributor and solutions provider for CalAmp and ATrack products, and was previously a leading distributor for Telit Communications PLC. DCS seeks to build joint venture partners and to secure established vertical market partners and end-user product companies. In addition to utilizing its sales personnel, DCS intends to continue to enhance the promotion of its products and services by SEO, trade shows, carrier specific launches and various print outlets. With respect to the BrewSee® system, DCS plans to seek distribution and service provider partners in the beer, alcohol and liquor industry where the BrewSee® application will be deployed.

Intellectual Property

We rely on a combination of patent, copyright and trademark laws, trade secrets, some software security measures (e.g., to protect trade secrets), license agreements and nondisclosure agreements to protect our intellectual property. We pursue the registration of trademarks but currently hold no patents on our products (though limited patent protection has been applied for). We filed a U.S. trademark application on May 18, 2015, for the name and design “BrewSee” – No. 86/633,033 and No.86/633,158. The trademarks were registered on January 22, 2019 and August 6, 2019, respectively. We filed a patent application for a “Keg Management and Monitoring System” on June 1, 2016 - U.S. Patent Application – US 2016/0355389 A1. See Risk Factors – Risks Related to our Intellectual Property.

Competitive Conditions

The IoT marketplace is highly competitive. We face competition from small to large competitors. Many of our competitors are large providers, such as PowerFleet Inc., a company which uses industrial focused IoT and wireless technology to track, control, and manage high-value mobile assets. Many of our competitors, such as Power Fleet Inc., have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Because of the fragmented nature of the industry, we also compete with other providers, such as Siyata Mobile Inc., a developer and provider of cellular communications solutions for enterprise customers, specializing in connected vehicle products for professional fleets, which is marketed under the Uniden Cellular brand. The principal competitive factors impacting the market for our products and services are global scale, innovation, reputation, customer service, product quality, functionality, reliability, time-to-market, responsiveness and price. Our continued success in our vertical markets will depend in part upon our ability to continue to innovate and design quality products and deploy solutions at competitive prices and with superior support services to our customers.

Over the past few years sensor prices have dropped considerably due in part to technology innovations. At the same time, the cost of internet bandwidth has also declined precipitously, with the introduction of new technologies like 4G/5G, Category M1 and NBIoT (Narrow Band IoT). Also, processing costs have declined in parallel, enabling more devices to be not just connected, but smart enough to know what to do with all the new data they are generating or receiving. Concurrent with this, smartphones are now becoming the personal gateway to the IoT, serving as a remote control or hub for the connected home, connected car, or the health and fitness devices consumers are increasingly starting to wear.

Wireless internet coverage is now ubiquitous, and wireless connectivity is available for free or at a very low cost. Most networking equipment now supports Internet Protocol version 6 (“IPv6”) the newest version of the Internet Protocol standard that is intended to replace Internet Protocol version 4 (“IPv4”) (IPv4 supports 32-bit addresses, which translates to about 4.3 billion addresses – a number that has become largely exhausted by all the connected devices globally). IPv6 can support 128-bit addresses, translating to approximately 3.4 x 1038 addresses – an almost limitless number that can handle all conceivable IoT devices. We are subject to technology cycles, mainly in hardware and mobile communications standards. We monitor the trends and take the necessary steps to adopt new technology.

Seasonality; Dependence on Third Parties

We have diversified our product offerings and worked to minimize the impact of seasonality disruptions to the best of our ability. For products coming out of Asia, January is the most difficult month for us due to supply chain delays resulting from the Chinese New Year. For products coming out of Europe, August and September are difficult due to government mandated family vacations.

We manage our supply chain in an effort to ensure deliveries are not impacted and carry backup inventory to help carry us through months of seasonality. We rely on third-party manufacturers and suppliers to produce key product components as well as technologies that are vital to the functionality of our products. In the normal course, we may be vulnerable to shortages, delays and interruptions in supply which could impair the delivery of our products and services. In 2020 we will have the additional impact of the COVID-19 pandemic, supply chain disruptions due to quarantines and factory closures in China and Southeast Asia, and general business disruption worldwide. The effects on both our supply chain and our third-party providers will depend on future developments, which are highly uncertain and cannot be predicted at this time.

Our preferred product line features CalAmp and ATrack products, and currently we purchase most of our hardware from CalAmp. We work with other vendors as necessary to meet customer requirements and evaluate and consider other hardware providers in order to reduce our economic dependence on CalAmp. As our SaaS/MaaS business grows, the recurring revenue generated by these solutions is expected to reduce the dependence on any single vendor. See “Risk Factors – Dependence on Third Parties.”

Government Regulation

We believe that we are in material compliance with all federal and state regulatory requirements applicable to our business, however regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. Furthermore, our customers and potential customers conduct business in a variety of industries, and regulators in certain industries have adopted and may in the future adopt regulations or interpretive positions regarding the use of cloud computing and other outsourced services. See the following Risk Factors below under “Risks Related to our Business and Industry” – Privacy concerns and laws, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business; Our business is subject to government regulation and future regulation or regulatory changes may increase the cost of compliance and doing business; and Industry-specific regulation and other requirements and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

Research and Development

We expended material amounts on research and development activities in 2019 and 2018 and do not anticipate any change in this practice in the near future.

Employees

As the date of this Offering Circular, we employed 29 employees of which 27 are full-time, in addition to 2 contract employees.

Legal Proceedings

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTY

We do not own any real estate. We currently lease office space in San Diego, California and Tulsa, Oklahoma under operating leases that expire October 2021 and February 2021, respectively. We believe that the our facilities are adequate and suitable for our current business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” starting on page 3, “Cautionary Statement Regarding Forward-Looking Statements” starting on page iii, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

Overview

The following summarizes our operational and financial highlights for the six months ended June 30, 2020 and our outlook:

●	Comparative Results. Revenues for the six months ended June 30, 2020 were $6,638,643 compared to $7,111,953 for the comparable period in 2019. We reported a net loss for the 2020 six-month period of $1,039,293 compared to a loss of $520,142 for the six months ended June 30, 2019. The increase in net loss was primarily the result of increased wages for additional headcount, professional fees related to our initial public offering in Canada and stock-based compensation.

●	Revenue Sources and Trends. Revenues from product sales represented 83.5% of our total consolidated revenues for the six-month period compared to 85.9% for the six-month period ended June 30, 2019. Solutions and other services revenue was $1,098,643 for the six months ended June 30, 2020, compared to $1,001,418 for the comparable 2019 period. Aa a result of a reduction in product sales price per unit due to competitive industry conditions, we seek to develop a greater emphasis on generating solutions and other service revenue through additional deployments of our SaaS/MaaS solutions.

●	Financial Position. On June 30, 2020, we had $416,115 in cash, compared to $408,787 at December 31, 2019. Our operating activities used $2,067,577 in net cash in the six months ended June 30, 2020, compared to generating $536,372 during the comparable 2019 period. Proceeds from financing activities funded our operating requirements during the six months ended June 30, 2020. On January 7, 2020, we received $1,773,063 in net proceeds from the closing of our Canadian IPO. On April 20, 2020, we received $422,500 from a loan pursuant to the Paycheck Protection Program established as part of the Coronavirus Aid, Relief and Economic Securities Act. Our working capital may not be sufficient to allow us to execute our business plan as fast as we would like or may not be sufficient to take full advantage of all available strategic opportunities. Attaining and sustaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The outbreak led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The outbreak and preventative or protective actions that governments have taken in respect of this coronavirus have resulted in a period of business disruption, reduced customer traffic, negative impact on our order fulfillment, reduced operations, and has adversely affected workforces, economies, and financial markets globally.

Furthermore, several of our key products are manufactured in Asia in locations subject to quarantines and factory closures. Although these effects are expected to be temporary, the duration of the supply chain disruption, labor instability, component shortages and delays, impairment of our ability to produce and deliver our products, and related financial impact cannot be reasonably estimated at this time and may materially affect our consolidated results for 2020. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations, financial condition or ability to raise funds. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may impair our ability to achieve our intended business objectives.

Operational Highlights during the six months ended June 30, 2020

●	Completed an initial public offering and listing on the Canadian Securities Exchange (CSE: DCSI).

●	Began trading on the OTC equity market (OTCQB: DCSX).

●	Added John Huber to the Board of Directors.

●	Entered into a value-added reseller agreement with Ingram Micro to partner and sell our solutions and services through their channel of partners.

●	Launched MiFleet + Vision and added the Flex product portfolio (solar tracker) to enhance our telematics offerings.

●	Included in the Verizon Circle of Excellence and our CEO, Chris Bursey, added to Verizon’s Partner Advisory Council Participants.

●	Entered into an exclusive agreement with IT&E, the widest 4G LTE data network in the Marianas and Guam, to provide their customer base with MiFleet as a fleet and asset management solution.

●	Started development of a comprehensive set of propriety tools that will automate the entire provisioning and activation process for GPS tracking devices, across all manufactures.

●	Completed the design stage of our MiSensors MiTab BT sensor. Started the production phase with a contract manufacturer.

●	Launched MiFleet Drive, a consumer focused mobile application and MiFleet Bolt, which provides extended battery life for tracking high value assets through our MiFleet platform.

●	Acknowledged by CalAmp as their top American Channel Sales Partner for their fiscal 4th quarter that ended February 29, 2020.

Results of Operations

Three and Six Months Ended June 30, 2020 and 2019 and the Fiscal Years Ended December 31, 2019 and December 31, 2018

Revenue

Revenues for the three months ended June 30, 2020 decreased 23% to $3,197,301, from $4,146,279 during the comparable 2019 period. Product revenue of $2,669,412 decreased $966,497 from the previous year as customers postponed orders due to the pandemic. Revenues for the six months ended June 30, 2020 were $6,638,643 compared to $7,111,953 for the comparable 2019 period. Product revenue of $5,540,000 decreased 9% compared to six months ended June 30, 2019.

Revenues for the year ended December 31, 2019 were $16,063,558 compared to $15,956,355 in 2018. Product revenue of $13,961,434 decreased $664,810 from the previous year. The result of the January 2019 sale of our Telit distribution was a reduction in Telit-related product revenue of $1,796,071 for the year ended December 31, 2019. When product revenue related to Telit is excluded from results, our product revenue increased $1,131,261 in 2019 compared to 2018. A significant amount of the increase was due to sales of tablets designed to integrate with GPS devices and the transition from 2G and 3G to 4G products.

Solutions and other services revenue of $527,889 for the three months ended June 30, 2020, increased $17,519 from the previous year. For the six months ended June 30, 2020, solutions and other services revenue of $1,098,643 was up 10% from the comparable 2019 period. Solutions and other services revenue of $2,102,124 for year ended December 31, 2019, increased $772,013 from the previous year. The growth was mainly driven by an increase in unit deployments of our SaaS/MaaS solutions, offset by a decrease in engineering services.

The net loss for the three and six months ended June 30, 2020 was $422,594 and $1,039,293, compared to a net loss of $166,739 and $520,142 for the three and six months ended June 30, 2019. The net loss for the year ended December 31, 2019 was $1,096,124, compared to net income of $62,544 in 2018. The increase in net loss was primarily the result of increase in operating expenses primarily related to our initial public offering and stock-based compensation.

Costs and Expenses

Cost of revenue

Cost of revenues for the three months ended June 30, 2020 was $2,221,057, compared to $3,059,039 for the three months ended June 30, 2019. The following tables summarize gross profit and gross margin for the three months ended June 30, 2020 and 2019:

	Gross Profit		Gross Margin
	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Products	$562,438	$672,600	21.1%	18.5%
Solutions and other services	413,806	414,640	78.4%	81.2%
Total	$976,244	$1,087,240	30.5%	26.2%

The increase in gross margin for products for the three months ended June 30, 2020 was mainly due to the mix of devices sold and competitive pricing given in 2019 to obtain a large order. The decrease in gross margin for solutions and other services for the three months ended June 30, 2020 is mainly due to wireless data services, which generate lower gross margins, comprising a greater percentage of the overall solutions and other services revenue.

Cost of revenues for the six months ended June 30, 2020 was $4,740,747, compared to $5,177,579 for the six months ended June 30, 2019. The following tables summarize gross profit and gross margin for the six months ended June 30, 2020 and 2019:

	Gross Profit		Gross Margin
	YTD 2020	YTD 2019	YTD 2020	YTD 2019
Products	$1,037,792	$1,122,839	18.7%	18.4%
Solutions and other services	860,104	811,535	78.3%	81.0%
Total	$1,897,896	$1,934,374	28.6%	27.2%

The decrease in gross margin for solutions and other services for the six months ended June 30, 2020 is mainly due to wireless data services, which generate lower gross margins, comprising a greater percentage of the overall solutions and other services revenue.

Cost of revenues for the year ended December 31, 2019 was $12,016,148 compared to $12,327,006 in 2018. The following tables summarize gross profit and gross margin for the last two fiscal years:

	Gross Profit		Gross Margin
	2019	2018	2019	2018
Products	$2,353,413	$2,705,535	16.9%	18.5%
Solutions and other services	1,693,997	923,814	80.6%	69.5%
Total	$4,047,410	$3,629,349	25.2%	22.7%

The decrease in gross margin for products in 2019 was mainly due to a more competitive environment in the mobile to mobile and GPS tracking modules. The increase in gross margin for solutions and other services in 2019 is mainly due to enterprise support contracts and commissions, which generate higher gross margins, comprising a greater percentage of the overall solutions and other services revenue.

General and Administrative Expenses

General and administrative expenses for the three and six months ended June 30, 2020 were $1,188,426 and $2,501,459, compared to $1,021,764 and $2,018,566 for the comparable 2019 periods. General and administrative expenses for the year ended December 31, 2019 were $4,098,119, compared to $2,949,022 for 2018. The increases are mainly attributable to listing our shares on the Canadian Securities Exchange, an increase in stock-based compensation, and for 2019, wages and commissions resulting from the addition of three new employees.

Research and Development

Research and development costs for the three and six months ended June 30, 2020 were $251,082 and $495,886 compared to $161,466 and $323,288 for the three and six months ended June 30, 2019. Research and development costs for the year ended December 31, 2019 were $782,692 compared to $351,157 for 2018. The increase was due to the hiring of engineers for software development.

During the year ended December 31, 2019, we incurred $332,153 in costs associated with our development of BrewSee®. These costs are capitalized as an intangible asset on the balance sheet.

Liquidity and Capital Resources

Historically, we have financed our operational needs primarily through the issuance of debt, through our vendors and private placements to sophisticated investors. We expect to fund our operating costs over the next twelve months from the net proceeds of our initial public offering that closed in January 2020, by launching current products in development that support our growth and raising additional capital as necessary. Our working capital may not be sufficient to allow us to execute our business plan as fast as we would like or may not be sufficient to take full advantage of all available strategic opportunities. Attaining and sustaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may impair our ability to achieve our intended business objectives. At June 30, 2020, and at December 31, 2019, we were not subject to any externally imposed capital requirements or debt covenants.

We have a credit facility with TAB Bank (“TAB”) whereby it advances funds to the Company up to 90% of the Company’s domestic receivables less than 90 days from invoice date and not subject to offset up to $2,000,000. TAB charges monthly interest at a rate greater of (a) 90-Day LIBOR rate plus 4.50% and (b) 6.41%. In addition, there is an administration fee equal to 0.01% per diem of the outstanding daily obligations. The credit facility is secured by a lien on substantially all of our assets.

On April 20, 2020, we were granted a loan (the “Loan”) from TAB in the aggregate amount of $422,500 pursuant to the Paycheck Protection Program (the “PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in the United States. The Loan, which was in the form of a Note dated April 10, 2020 matures April 10, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 10, 2020. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Loan and accrued interest are forgivable after 24 weeks as long as the borrower uses the proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. We believe we have used the entire Loan amount for eligible purposes.

We issued $2,100,000 of debentures from October 2, 2017 to September 25, 2018. The debentures accrued interest at a rate of 10.0% per annum, payable semi-annually. At the option of the holder the debentures were convertible in whole or in part into our common stock at a conversion price of $1.00 per share. The original maturity date of the debentures was October 2, 2019. In June 2019, holders of $2,000,000 of the debentures agreed to amend their debentures so that all unpaid principal would automatically convert into common stock on the date a conditional approval letter for the listing of our common shares was received from the CSE. On October 2, 2019, $200,000 of the debentures were repaid. On December 2, 2019, the CSE provided its conditional approval letter and the remaining debenture principal was converted into 1,900,000 shares of common stock.

At June 30, 2020, we had a working capital deficiency of $526,968 compared to $1,744,178 at December 31, 2019, and $2,110,090 at December 31, 2018. The change is mainly due to an increase in cash from the net proceeds of our initial public offering that closed in January 2020 plus the proceeds from the Loan offset by our net loss.

Operating Activities

For the six months ended June 30, 2020, net cash used by operating activities was $2,067,577 compared to $536,372 provided during the six months ended June 30, 2019. For the year ended December 31, 2019, net cash provided by operating activities was $809,892 compared to $165,380 used during the previous year. The difference between our net loss and our net cash used by operating activities is attributable to non-cash working capital items, particularly accounts payable.

Investing Activities

Net cash used by investing activities during the six months ended June 30, 2020 was $48,713 compared to $273,280 used during the six months ended June 30, 2019. Expenditures of $32,416 and $265,904 were development costs for our Brewsee® Keg Management System during the six-month periods in 2020 and 2019, respectively.

Net cash used by investing activities during the year ended December 31, 2019 was $333,853 compared to $258,949 used during 2018. Expenditures of $310,309 and $254,233 were development costs for our Brewsee® Keg Management System in 2019 and 2018, respectively.

Financing Activities

Net cash provided by (used in) financing activities during the six months ended June 30, 2020 was $2,123,618 compared to ($298,647) used in the six months ended June 30, 2019. The change is mainly due to $1,773,063 of net proceeds from the Canadian initial public offering plus the $422,500 proceeds from the Loan. In 2019, the Company had net repayments on its credit facility of $189,118.

Net cash (used in) provided by financing activities during the year ended December 31, 2019 was ($977,567) compared to $1,218,233 in 2018. In 2019, we had net repayments on our credit facility of $453,066 and repaid $272,000 in debt. In 2018, we received proceeds of $879,000 from the issuance of convertible debt and $411,233 from net borrowings on our credit facility.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of June 30, 2020, or as of December 31, 2019.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this Offering Circular.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Officers and Significant Employees:
Chris Bursey	President and Chief Executive Officer	52	(1)
Richard Gomberg	Chief Financial Officer	57	(2)
David Scowby	Chief Operating Officer	47	Since October 2017
Eric Placzek	Chief Technology Officer	32	(3)
Michael Lawless	Exec. Vice President Business Development	49	(4)

Directors:
Chris Bursey	Director & Chairman	52	(1)
Bill Espley	Director	70	Since February 2018
Winston Wong	Director	80	Since June 2019
Edward O’Sullivan	Director	64	Since June 2019
John Hubler	Director	59	Since February 2020

(1)	Chris Bursey has served as Chief Executive Officer of DCS and its Florida predecessor since March 2015. He was reappointed Chairman in May 2020.
(2)	Rich Gomberg has served as Chief Financial Officer since November 2016 pursuant to a consulting agreement and spends at least 24 hours per week on Company matters.
(3)	Eric Placzek has served as Chief Technology Officer since September 2018. From November 2015 through August 2018 he served as Director of Engineering.
(4)	Michael Lawless has served as Executive Vice-President of Business Development since October 2017. From 2012 through September 2017 he served as VP of Sales.

Officers hold office until his or her successor is elected and qualified.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers, Directors and Significant Employees

Chris Bursey, President, Chief Executive Officer and Director. Mr. Bursey has served as Chairman and CEO of the Company and its Florida predecessor since March 2015. He has had many years of industry experience in M2M and the evolution of IoT, having led sales growth and key business development initiatives at Novatel Wireless, Motorola Module Division – Israel, Wavecom and CalAmp. Mr. Bursey has been part of the development of the original wireless IP standard cellular digital packet data through the evolution of 4G LTE. In 2005 Mr. Bursey created NexAira Inc., the first boutique mobile data distributor providing mobile internet devices to rural carriers in North America. Mr. Bursey served in the U.S. Navy from 1985 to 1993.

Rich Gomberg, Chief Financial Officer, Secretary and Treasurer. Mr. Gomberg has served as Chief Financial Officer since November 2016. He has over twenty years of experience in finance, accounting, operations and strategic planning. From 1990 to 2008, Mr. Gomberg held management positions at various early to mid-stage software and life science companies including iVOW, DermTech International, EPIC Solutions, St. Bernard Software and Ventura Software. Most recently, he was CFO of NantKwest (NASDAQ: NK). Mr. Gomberg has expertise in corporate governance, financial reporting, budget development and contract negotiations, and has participated in debt/equity financings and M&A transactions. Mr. Gomberg is a California certified public accountant.

Dave Scowby, Chief Operating Officer. Mr. Scowby has served as Chief Operating Officer since October 2017. Since 1995, Mr. Scowby has been involved in all aspects of the sales, marketing, operations and development of transportation and logistics software applications with an emphasis on market growth through both direct and indirect sales channels. Over the past seven years, his experience with L1 Technologies and DCS has included the design and development of wireless telematics devices and SaaS-based data and device management platforms. From 1995 to 2004 Mr. Scowby was employed by ALK Technologies (now a Trimble Company) as Director of Sales and became familiar with North America’s top transportation companies and the companies who service their software and hardware needs.

Eric Placzek, Chief Technology Officer. Mr. Placzek has been with the Company since April 2014. He became Director of Engineering in November 2015 and since September 2018 has served as Chief Technology Officer. He has played a key role in scaling the business technical product portfolio, and technically leading the Company’s transition from a traditional hardware distributor to an engineering consulting and technical value service provider. Mr. Placzek has been responsible for the development of our proprietary software, and has created the foundation for our future products relating to beer management, wireless sensors, cold chain supply, and asset monitoring. Prior to joining the company, Mr. Placzek held technical positions at 7Layers, a carrier and type approvals certification house, and CalAmp a pioneer IoT hardware and software provider. Mr. Placzek holds a Master of Science in Computer Engineering from California State Polytechnic University, Pomona.

Michael Lawless, Executive Vice President of Business Development. Mr. Lawless joined the Company in 2012 as VP of Sales and has served as Executive Vice-President of Business Development since October 2017. For over fifteen years Mr. Lawless has developed and brought to market many cellular based products while fostering the growth of the overall IoT ecosystem. Mr. Lawless sold directly to the largest investor owned utilities in the United States, assisting them with development of the first demand response program available to rate payers. He has worked with municipals, and co-ops selling smart energy equipment. In addition, Mr. Lawless has worked for, and with original equipment manufacturer embedded module manufacturers, integrators and original design manufacturers, as well as for IoT modem manufacturers. From 2009 to 2012 Mr. Lawless was a senior sales rep with Metrum Technologies. Prior to that, Mr. Lawless held senior sales positions at Kyocera Wireless Corp, NexAira, and Wavecom.

Bill Espley, Director. Mr. Espley has served as a director of the Company since February 2018. He has been a director of Predictive Health Analytics Inc. since October 2017 and was a director of American Bullion Minerals Ltd. from August 2008 to July 2011.

Winston Wong, Director. Mr. Wong has served as a director of the Company since June 2019. Mr. Wong is a veteran banker with over 20 years of experience in lending to small businesses. From 1995 to 2006, Mr. Wong served on the boards of 5 TSX listed companies including Avcorp Industries Inc. the largest aerospace components manufacturer in Western Canada, and Pyxis Capital Inc. which managed marketable securities of over $700 million. From 1988-1995, he was the founding managing director of Magusta Development B.C. Ltd., and repatriated to Hong Kong to assume the Chief Executive Officer role of the Magusta Group of Companies, which operates a stock broker firm, a fleet of some 100 container tractors, an engineering company serving the hotel industry in Asia, and eight joint ventures businesses in China. He was a director of, CUAM Greater China Opportunities Absolute Return Master Fund, Hong Kong, an offshore fund founded and managed by the Shanghai-based China Universal Asset Management Company. He is currently a financial advisor of Desjardins Financial Security, Richmond Branch, and director of Tri City Fund Management Ltd. Mr. Wong was a director and member of the audit committee of Richmond Hospital Foundation from 2008 to 2014.

Ed O’Sullivan, Director. Mr. O’Sullivan has served as a director of the Company since June 2019. Mr. O’Sullivan is the founder and Managing Partner of CFO Connect LLC, a financial services company providing comprehensive business management and financial oversight for venture-backed, early to mid-stage technology and life science companies. He has over thirty years of financial management and M&A experience. Mr. O’Sullivan previously served on the Board of Directors of JMAR Technologies, Inc. (NASDAQ: JMAR), where he was Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. O’Sullivan currently serves on the Board of Directors of LetsGoRobotics, Inc., Business Books LLC, Digital Communications Solutions, Inc. and is on the Advisory Board of Endeavor Bank.

John Hubler, Director. Mr. Hubler has served as a director of the Company since February 2020. Mr. Hubler is a recognized industry expert in Software-as-a-Service (SaaS) and the IoT market. Since January 2019, Mr. Hubler has operated as founder and Partner of BH IoT Group, a New Jersey based wireless and IoT consulting practice. He has over 29 years of experience as a sales professional in the wireless industry, developing and implementing successful sales strategies for M2M/IoT verticals within the United States and global markets. Mr. Hubler served as a partner of 151 Advisors from December 2015 to December 2018. He previously served as Vice President of Sales and Business Development for RACO Wireless, Senior Manager of Business Development and Strategy for T-Mobile, Associate Director at Verizon Wireless, and Senior Sales Manager at AT&T Consumer Products. Mr. Hubler assisted the Company as VP of Sales/Solutions/Strategy for 10 months in 2015.

Family Relationships

There are no family relationships between any director, executive officer or any significant employee.

Involvement in Certain Legal Proceedings.

During the last five years, none of the foregoing officers or directors has been the subject of:

1.	A conviction in a criminal proceeding (excluding traffic violations and other minor offenses);

2.	a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of any such director or officer, or any partnership in which he was general partner at or within two years before the date of this Offering Circular, or any corporation or business association of which he was an executive officer at or within two years before the date of this Offering Circular;

3.	The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

4.	A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

5.	The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the last completed fiscal year ended December 31, 2019:

Name	Capacity in which compensation was received	Cash Compensation ($)	Other Compensation ($)(1)	Total Compensation ($)
Chris Bursey	President and Chief Executive Officer	251,386	15,000	$266,386
Rich Gomberg	Chief Financial Officer	247,475	10,000	$257,475
Eric Placzek	Chief Technology Officer	252,484	5,000	$257,484
All directors as a group (5 persons) (2)	Director	--	--	--

(1)	Other compensation consists of bonuses paid during 2019.

Director Compensation

Directors currently receive no cash compensation and have been granted options under the Company’s 2017 Stock Plan. Effective upon the listing of our shares on the CSE on January 7, 2020, the incumbent non-employee directors were granted nonqualified stock options in the following amounts: Bill Espley 100,000, Winston Wong 100,000, and Ed O’Sullivan 115,000. The stock options have an exercise price of $1.53 per share and expire 10 years from the date of grant. John Hubler was appointed to the board in February 2020 and granted 100,000 options on May 20, 2020. Mr. Hubler’s stock options expire 10 years from the date of his appointment and have an exercise price of $.79 per share.

Employment Agreements

We have employment agreements with our five executive officers, Chris Bursey, Richard Gomberg, David Scowby, Eric Placzek and Michael Lawless. The agreement can be terminated by either party upon at least thirty days prior written notice. The Company may terminate the executive officer’s employment, for cause, as defined in the agreement, at any time, without any advance notice. Subject to the notice provisions described in the agreement, the executive officer may terminate employment with us for good reason as defined in the agreement. Subject to the agreement provisions, in situations where the Company terminates the executive officer’s employment without cause, or the executive officer resigns for good reason, then the executive officer will be, under certain conditions, entitled to severance compensation from the Company equal to fifty percent (50%) of executive officer’s then current base salary plus payments of medical insurance premiums for six (6) months following termination. In addition, all of Executive’s outstanding equity awards granted from and after the effective date shall become immediately vested for the portion that would have vested or become exercisable had employment continued through the next vesting date. In the event of the resignation or termination of the executive officer after a change in control, as defined in the agreement, the severance compensation will be increased to one hundred percent (100%) of executive officer’s then current base salary. In the case of Mr. Gomberg, rather than a percentage of salary the severance compensation is $50,000 and the change in control payment is $100,000.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of September 10, 2020 held by: (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of September 10, 2020, there were 13,403,300 shares of our Common Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to the conversion of a security, or subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The percentages below are based on 13,403,300 shares of Common Stock outstanding as of September 10, 2020. Unless otherwise indicated, the business address of each person listed is c/o Direct Communication Solutions, Inc., 17150 Via Del Campo, Suite 200, San Diego, California 92127.

Title of Class	Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable by Exercise of Option or Conversion of Security	Percent of Class
Common Stock	All directors and named executive officers as a group (9 persons)	7,241,350 shares owned (1)	2,495,833 shares acquirable	72.6%
	Greater than 10% Beneficial Owners:
Common Stock	Chris Bursey	6,800,000 shares owned	8,333 shares acquirable (2)	50.8%

(1)	Includes 441,350 shares owned by White Tiger Venture Corp., an affiliate of director Bill Espley.

(2)	Represents shares underlying stock options vested or exercisable within 60 days of the date of this Offering Circular. Mr. Bursey has an additional 11,667 unvested stock options outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

In April 2017, in connection with a loan restructuring the Company issued a warrant to Telit Wireless Solutions, Inc., a Delaware corporation (“Telit”) for 490,000 shares of common stock, exercisable at an as adjusted price of US$0.00001 per share. In October 2017, Telit resold the warrant to three accredited investors, one of which was White Tiger Venture Group Ltd. (“White Tiger”), which purchased a warrant for 163,333 shares for $24,499.95. White Tiger is an affiliate of Bill Espley, a director of the Company. White Tiger exercised the warrant for 163,333 shares of common stock in March 2019 for $1.63.

Except as described above and except for employment arrangements and director compensation which are summarized above, since January 1, 2018, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds $50,000, and any of our directors, executive officers, holders of more than 10% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue one class of stock. Our authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.00001 per share. There were 13,403,300 shares issued and outstanding as of September 10, 2020. We have reserved 4,100,000 shares of Common Stock for issuance pursuant to our 2017 Stock Plan, of which 3,745,000 shares will be issuable upon the exercise of outstanding options.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. There is no cumulative voting, which means that the holders of a majority of our voting shares will be able to elect all of the directors then standing for election.

Dividends

The holders Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of our Certificate of Incorporation, as amended from time to time. The payment of dividends on the Common Stock will be a business decision to be made by our Board from time to time based upon results of our operations and our financial condition and any other factors that our Board considers relevant. Payment of dividends on the Common Stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be fully paid and non-assessable.

Absence of Other Rights or Assessments

Holders of Common Stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of any preferred shares the Company may authorize and designate in the future.

Changes in Authorized Number

The number of authorized shares may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Delaware Anti-Takeover Statute

We may become subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum for Certain Lawsuits

Our amended and restated certificate of incorporation provides that (unless we consent in writing to the selection if an alternative forum) the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer, employee or agent of the Company to us or to our stockholders; (iii) any action asserting a claim arising under the Delaware General Corporation Law or our Certificate of Incorporation or bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

This exclusive forum provision does not apply to actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, or for actions in which a federal court has assumed exclusive jurisdiction of a proceeding. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We will propose an amendment to our Certificate of Incorporation at the next meeting of shareholders to clarify that the exclusive forum provision will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, or otherwise limit the rights of any stockholder to bring any claim under such laws, rules or regulations in any United States federal district court of competent jurisdiction.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Warrants

As of September 10, 2020, we had 106,280 warrants outstanding. Each warrant represents the right to purchase one share of our common stock at an exercise price of C$2.00 (US$1.53) per share. The warrants have a term of two years expiring on January 7, 2022. The warrants were issued to the Canadian agent in connection with our initial public offering which closed on January 7, 2020.

We are offering up to 1,000,000 Warrants in this Offering at a purchase price of C$.05 per Warrant. The Shares and Warrants in this Offering are not bundled into units and will be sold and issued separately. The following is a brief summary of the terms applicable to the Warrants, although this summary is subject in all respects to the provisions contained in the form of the Warrant attached as an exhibit to the Offering Statement of which this Offering Circular forms a part.

General. Each purchaser of Warrants in this Offering will receive, for each Warrant purchased, one Warrant representing the right to purchase one share of common stock. The number of shares of common stock underlying the Warrants issued to each purchaser will be equal to the number of Warrants purchased by such purchaser in this Offering.

Exercisability. Each Warrant is exercisable at any time on or after the original date of issuance until the first anniversary of the initial closing issuing such warrants. Each Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. Any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. See “Accelerated Exercise Provisions” below.

All of the Warrant Shares issued upon exercise of the Warrants will be freely tradable, provided an Offering Statement pursuant to Regulation A is in effect with respect to the Warrant Shares at the time of exercise (however, any Warrant Shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.)

In the absence of an effective Offering Statement pursuant to Regulation A, the Warrants may not be exercised unless they qualify for an exemption from registration under the Securities Act. To the extent the Warrant Shares are offered and sold pursuant to exemptions from registration under the Securities Act, they will generally be deemed to be “restricted securities” under Rule 144 under the Securities Act, must bear a U.S. restrictive legend and will be subject to a one (1) year hold period.

Exercise Price. The exercise price of the Warrants is $● per share. The exercise price of the Warrants is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Accelerated Exercise Provisions. The Warrants are subject to certain accelerated exercise provisions if the average closing bid price of the Common Stock as reported by the CSE reaches certain levels. Fifty percent of the holder’s Warrants are subject to acceleration if the closing price of the Shares on the CSE is greater than C$1.50 per Share for a period of at least fourteen (14) consecutive trading days, and the remaining fifty percent of the purchased Warrants are subject to acceleration if the closing price of the Shares on the CSE is greater than C$2.00 per Share for a period of at least fourteen (14) consecutive trading days. The warrant holders will be notified by the Company by news release when they are subject to the acceleration provisions. Upon notification the warrant holders will have 30 days from the date of the news release to exercise their Warrants and submit payment, otherwise the Warrants will be deemed to be cancelled and the warrant holders shall have no further rights under the Warrants.

Transferability. The Warrants are not transferrable or assignable other than by will or the laws of descent and distribution upon the death of the holder.

Listing. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on the CSE or any securities exchange.

Rights as Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Waivers and Amendments. Any term of the Warrants may be amended or waived with our written consent and the written consent of holders of at least a majority of the outstanding Warrants.

Compensation Warrants

If we engage a dealer in Canada, in consideration of its services we expect to pay compensation warrants equal in number up to 7% of the number of Shares sold under the Offering. Any compensation warrants granted will have an exercise price of US$● and expire on the date that is six months from the date of issuance. They will not have accelerated exercise provisions. To the extent investors may be introduced to the Company by registered Canadian dealers, the Company may pay compensation warrants as finder’s fees in accordance with applicable laws.

Preferred Stock

The Company has no shares of preferred stock outstanding or authorized.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Shares and Warrants offered by this Offering Circular. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Shares and Warrants, please see the Offering Statement and the exhibits and schedules filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement, including its exhibits and schedules, may be inspected without charge at www.sec.gov, the Commission’s Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

INDEX TO FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2019 and 2018

As of and for the Six Months Ended June 30, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

Direct Communication Solutions, Inc.

Opinion on the consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Direct Communication Solutions, Inc. (the “Company”), as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2019 and 2018, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Direct Communication Solutions, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

May 8, 2020

DIRECT COMMUNICATION SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in U.S. Dollars)

	December 31,
	2019	2018

ASSETS
Current assets:
Cash	$408,787	$910,315
Accounts receivable, net	2,411,273	3,166,843
Inventory, net	1,012,247	1,264,127
Prepaid expenses	8,280	13,386
Deferred offering costs	233,432	-
Total current assets	4,074,019	5,354,671

Property and equipment, net	39,768	35,935
Intangible asset	586,386	254,233
Security deposits	18,714	12,541
Right-of-use assets	347,421	-
Total assets	$5,066,308	$5,657,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,591,770	$3,764,858
Accrued liabilities	413,830	531,680
Credit facility	510,418	963,484
Short-term debt	20,945	2,112,074
Customer deposits	47,830	39,950
Deferred revenue	48,535	52,715
Lease liabilities	184,869
Total current liabilities	5,818,197	7,464,761

Lease liabilities	178,447	-
Long-term debt	-	30,000
Total liabilities	5,996,644	7,494,761

Stockholders’ deficit:
Common stock, no par value; 40,000,000 shares authorized; 12,074,000 and 9,608,000 shares issued and outstanding at December 31, 2019 and 2018	26	1
Additional paid-in capital	2,379,149	376,005
Accumulated deficit	(3,309,511)	(2,213,387)
Total stockholders’ deficit	(930,336)	(1,837,381)
Total liabilities and stockholders’ deficit	$5,066,308	$5,657,380

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in U.S. Dollars)

	Years ended December 31,
	2019	2018

Revenues:
Products	$13,961,434	$14,626,244
Solutions and other services	2,102,124	1,330,111
Total revenues	16,063,558	15,956,355
Cost of revenues
Products	11,601,967	11,920,709
Solutions and other services	414,181	406,297
Total cost of revenues	12,016,148	12,327,006

Gross profit	4,047,410	3,629,349

Operating expenses:
Research and development	782,692	351,157
General and administrative
Compensation and benefits	2,321,252	1,744,167
Professional fees	806,180	369,106
Bank fees	250,350	179,115
Facilities	145,673	138,128
Other	574,665	518,506
Total operating expenses	4,880,812	3,300,179

Income (Loss) from operations	(833,402)	329,170

Other income (expense):
Royalty income	99,221	-
Interest expense	(361,943)	(266,626)
Net income (loss)	$(1,096,124)	$62,544

Net income (loss) per share:
Basic	$(0.11)	$0.01
Diluted	$(0.11)	$0.00

Weighted average number of shares:
Basic	10,180,829	9,608,000
Diluted	10,180,829	15,007,250

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in U.S. Dollars)

	Common stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2017	9,608,000	$1	$361,694	$(2,275,931)	$(1,914,236)

Stock-based compensation expense	-	-	11,364	-	11,364
Issuance of warrants to placement agents in conjunction with convertible notes payable	-	-	2,947	-	2,947
Net income	-	-	-	62,544	62,544
Balance at December 31, 2018	9,608,000	1	376,005	(2,213,387)	(1,837,381)

Issuance of shares in a private placement offering	60,000	1	74,999	-	75,000
Shares issued in conjunction with conversion of debentures	1,900,000	19	1,899,981	-	1,900,000
Exercise of warrants	506,800	5	16,800	-	16,805
Stock-based compensation expense	-	-	11,364	-	11,364
Net loss	-	-	-	(1,096,124)	(1,096,124)
Balance at December 31, 2019	12,074,800	$26	$2,379,149	$(3,309,511)	$(930,336)

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in U.S. Dollars)

	Years ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,096,124)	$62,544
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	165,384	21,034
Finance costs for right-of-use assets	52,803	-
Amortization of loans payable discount	50,871	47,754
Stock-based compensation	11,364	11,364
Provision for bad debts	24,311	36,980
Provision for excess and obsolete inventory	113,596	120,768
Changes in operating assets and liabilities:
Accounts receivable	731,259	(2,026,676)
Inventory	138,284	(816,888)
Prepaid expenses	5,106	8,743
Other assets	(6,173)	(850)
Accounts payable	733,361	2,054,811
Accrued liabilities	(117,850)	282,356
Customer deposits	7,880	10,021
Deferred revenue	(4,180)	22,659
Net cash provided by (used in) operating activities	809,892	(165,380)

Cash flows from investing activities:
Additions of intangible assets	(310,309)	(254,233)
Purchases of property and equipment	(23,544)	(4,716)
Net cash used in investing activities	(333,853)	(258,949)

Cash flows from financing activities:
Proceeds, net from issuance of notes payable	-	879,000
Payments on loans payable	(272,000)	(72,000)
Lease payments	(182,581)	-
Net borrowings (repayments) on credit facility	(453,066)	411,233
Deferred offering costs	(161,725)	-
Proceeds from issuance of shares in a private placement	75,000	-
Exercise of warrants	16,805	-
Net cash provided by (used in) financing activities	(977,567)	1,218,233

Net change in cash	(501,528)	793,904
Cash, beginning of year	910,315	116,411
Cash, end of year	$408,787	$910,315

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$363,232	$151,535
Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Shares issued in conjunction with conversion of debentures	$1,900,000	$-
Issuance of warrants to placement agents for notes payable financing	$-	$2,947
Deferred offering costs in accounts payable	$71,707	$-
Investment in intangible assets in accounts payable	$21,844	$-

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Significant Accounting Policies

Direct Communication Solutions, Inc. (the “Company” or “DCS”) was incorporated in Florida on September 9, 2006 and reincorporated in Delaware in April 2017. The Company is a provider of solutions for the Internet of Things (“IoT”), including monitoring-as-a-service (“MaaS”) solutions for the telematics market. The Company’s range of products includes GPS devices, modems, embedded modules, routers and mobile tracking machine-to-machine (“M2M”) devices, communications and applications software and cloud services.

The Company’s M2M products and solutions enable devices to communicate with each other and with server or cloud-based application infrastructures and include M2M embedded modules, integrated M2M communications devices and SaaS delivery platforms, including MiFleet, which provides fleet and vehicle SaaS telematics, MiSensors, which provides easy M2M device management and service enablement for wireless sensors and MiFailover which provides high-speed wireless internet failover to small and medium sized businesses as a redundancy solution to continue to run their business in the event the internet isn’t available.

On October 2, 2017, the Company completed its acquisition (the “Acquisition”) of Two Lions Technologies, a private Canadian company (“Two Lions”). Concurrently with the Acquisition, the changed the name of Two Lions to DCS Canada.

On January 7, 2020, the Company completed an Initial Public Offering listing on the Canadian Securities Exchange (Note 16)

Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. The Company has recently incurred operating losses and as of December 31, 2019, had an accumulated deficit of $3,309,511. As of December 31, 2019, the Company had available cash totaling $408,787. The Company may finance its operations through a variety of ways, including the issuance of debt or sales of equity. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. If events or circumstances occur such that the Company does not meet its operating plan as expected, the Company may be required to reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may raise substantial doubt on its ability to achieve its intended business objectives. These additional reductions in expenditures, if required, could have an adverse impact on the Company’s ability to achieve certain of its business objectives during 2020.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or ability to raise funds.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities reported in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ materially from those estimates. Significant estimates include allowance for doubtful accounts receivable, provision for excess and obsolete inventory, valuation of stock options and warrants, possible product returns and income taxes.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2019 and 2018, there were no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers. The Company provides an allowance for its accounts receivable for estimated losses that may result from its customers’ inability to pay. The Company determines the amount of the allowance by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses, and changes in customer payment cycles and the customers’ credit-worthiness. Amounts later determined and specifically identified to be uncollectible are charged or written off against this allowance. To minimize the likelihood of uncollectibility, the Company reviews its customers’ credit-worthiness periodically based on credit scores generated by independent credit reporting services, its experience with its customers, and the economic condition of its customers’ industries. Material differences may result in the amount and timing of expense for any period if the Company were to make different judgments or utilize different estimates. Accounts receivable is recorded net of a $118,779 and $94,468 allowance for doubtful accounts at December 31, 2019 and 2018, respectively.

Inventories and Provision for Excess and Obsolete Inventory

Inventories are stated at the lower of cost, (based on the weighted average cost method) or market. The Company reviews the components of its inventory and its inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances or new product introductions by the Company or its customers that vary from its current expectations. Whenever inventory is written down, a new cost basis is established and the inventory is not subsequently written up if market conditions improve.

The Company believes that, when made, the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory. If customer demand for the Company’s inventory is substantially less than its estimates, inventory write-downs may be required, which could have a material adverse effect on its consolidated financial statements. Inventory is recorded net of a $310,935 and $356,781 provision for excess and obsolete inventory at December 31, 2019 and 2018, respectively.

Property and Equipment

Property and equipment are initially stated at cost and depreciated using the straight-line method. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which ranges from three to five years. Leasehold improvements are depreciated over the shorter of the related remaining lease period or useful life.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting and consulting fees incurred through December 31, 2019 that are related to the Company’s listing of its common stock on the Canadian Securities Exchange (“CSE”).

Intangible Assets

Intangible assets consist of development costs for products to be sold or marketed to external users when technological feasibility is reached, and it is probable that the project will be completed.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non- recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company believes the carrying amounts of accounts receivable, accounts payable, accrued liabilities, credit facility, promissory note and customer deposits approximate fair value due to their short-term maturities.

The following table represents the Company’s assets that are measured at fair value as of December 31, 2019:

	Level 1	Level 2	Level 3	Total
Cash	$408,787	$—	$—	$408,787

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary, differences between the financial reporting and tax basis of assets and liabilities, as well as of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for he the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce deferred tax assets to the amount eh Company believes is more likely than not to be realized.

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are 2015-2018. In evaluating the Company’s tax provisions and accruals, future taxable income, and the reversal of temporary differences, interpretations, and tax planning strategies are considered. The Company believes their estimates are appropriate based on current facts and circumstances. Accordingly, as of December 31, 2019, the Company has no uncertain tax positions that qualify for recognition or disclosure in the accompanying consolidated financial statements.

In October 2017, the Company revoked its S Corporation tax status and became a C Corporation.

Revenue and Cost of Revenue

The Company generates a portion of its revenue from the sale of wireless modems, routers and modules to wireless operators, OEM customers and value added resellers and distributors. In addition, the Company generates revenue from the sale of asset-management solutions utilizing wireless technology and M2M communication devices predominantly to transportation and industrial companies, medical device manufacturers and security system providers. Revenue from product sales is generally recognized upon the transfer of title of the product to the customer. Revenues from SaaS services are recognized pro-rata over the contract term. The Company records deferred revenue for cash payments received from customers in advance of when revenue recognition criteria are met.

The Company considers the four basic revenue recognition criteria when assessing appropriate revenue recognition as follows:

●	Persuasive evidence of an arrangement must exist;

●	Delivery has occurred;

●	The seller’s price to the buyer must be fixed or determinable; and

●	Collectability is reasonably assured.

The Company provides SaaS subscriptions for its fleet management and vehicle finance applications in which customers are provided with the ability to wirelessly communicate with monitoring devices installed in vehicles and other mobile assets via software applications hosted by either the Company or partner vendor. When the customer purchases the monitoring device, the Company recognizes the revenue at the time of purchase. The Company recognizes revenues from SaaS services over the term of the contract.

The Company’s cost of revenue for products is composed of the cost of hardware purchased and labor for any services performed on the hardware before it is shipped. Cost of revenue for solutions and other services includes labor for services, license fees for fleet management platform and wireless data.

Shipping and Handling Costs

The Company incurs certain expenses related to preparing, packaging and shipping its products to its customers, mainly third-party transportation fees. All costs related to these activities are included as a component of cost of revenues in the statements of operations. All costs billed to the customer are included as revenues in the statements of operations.

Warranty Costs

The Company’s warranty policy generally provides one year for products following the date of purchase. As the Company receives a one year warranty from its vendors, the Company has little exposure to out-of-pocket warranty costs. Historically, the Company has incurred minimal warranty costs which are expensed when incurred. The Company has not accrued any warranty costs for the years ended December 31, 2019 and 2018.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying consolidated financial statements.

Currency and Foreign Exchange

These consolidated financial statements are expressed in U.S. dollars as the Company’s operations are based only in the United States. Virtually all of the Company’s non-monetary or monetary assets and liabilities are in U.S. dollar currency. All revenues earned from customers outside the U.S. were denominated in U.S dollars.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payment awards based on the estimated fair values of the awards as of the grant date. Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight line method.

Basic and Diluted Net Loss per Share of Common Stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares that were outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to acquire common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the diluted net loss per share computation in loss periods as their effect would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Comprehensive Loss

The Company has no items of comprehensive income or loss other than net loss.

Recent Accounting Pronouncements

The Company adopted ASC 842 on January 1, 2019, using the simplified transition approach and electing all of the practical expedients permitted. This resulted in the recording of lease assets and lease liabilities of $345,275. The adoption of ASC 842 did not have a significant impact to the Company’s consolidated statements of operation and cash flows.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in this update include removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income, or a gain, from other items (e.g., discontinued operations or other comprehensive income), and the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendments in this update are effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact that these amendments will have on our consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606. The amendments in this update provide guidance on how to assess whether certain transactions between collaborative arrangement participants should be accounted for within the revenue recognition standard. The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The amendments in this update may be applied either retrospectively or prospectively. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of the disclosure requirements for fair value measurements. The ASU is effective for fiscal years and interim periods beginning after December 15, 2019. Amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty will be applied prospectively as of the beginning of the fiscal year of adoption with all other amendments being applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

2. Inventory

Inventory consists of the following:

	December 31,
	2019	2018
Components and raw materials	$750,385	$1,176,133
Assemblies	261,862	87,994
	$1,012,247	$1,264,127

3. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2019	2018
Computer equipment and purchased software	$104,674	$93,820
Furniture and fixtures	37,417	24,727
Leasehold improvements	7,538	7,538
	149,629	126,085
Less—accumulated depreciation	(109,861)	(90,150)
	$39,768	$35,935

Depreciation expense was $35,606 and $21,034 for the years ended December 31, 2019 and 2018, respectively.

4. Deferred Offering Costs

Deferred offering costs consist of the following:

	December 31,
	2019	2018
Legal fees	$141,942	$-
Consulting, underwriter and filing fees	50,490	-
Accounting fees	41,000	-
	$233,432	$-

5. Intangible Asset

Intangible asset consists of development costs for the design and construction of the Company’s Brewsee™ keg management and monitoring system.

	December 31,
	2019	2018
Development costs	$586,386	$254,233

6. Sale of Modular Distribution Agreement and Associated Assets

In January 2019, the Company sold its Telit modular distribution agreement and associated assets. The Company will receive $250,000 cash based on certain milestones plus 6% of net sales of Telit products (“Royalty”) through December 31, 2019. For the year ended December 31, 2019, the Company recorded $250,000 products revenue associated with the sale of the inventory and $99,221 Royalty income in other income (expense). Inventory sold totaling $144,656 is recorded in products cost of revenues.

7. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2019	2018
Accrued sales tax	$206,768	$16,245
Inventory in transit	-	240,277
Payroll related expenses	184,537	61,232
Accrued interest	-	104,986
Other	22,525	108,940
	$413,830	$531,680

8. Credit Facility

In January 2018, the Company terminated its credit facility with Sterling National Bank and entered into a two-year agreement with Gibraltar Capital. Under the Gibraltar Capital credit facility, the Company is obligated to assign all its accounts receivable and the Company may request advances up to 90% of domestic accounts less than 90 days from invoice date and not subject to offset up to $1,000,000 outstanding. Interest is payable monthly at a rate of prime rate plus 3.00%. In addition, there is a monthly collateral/management fee equal to 0.50% of the average daily obligations per month.

The Company does not retain any legal or equitable interest in any account sold under this credit facility. The Company assumes full risk of non-payment and guarantees full payment of all accounts. At December 31, 2019 and 2018, the carrying amount of the accounts transferred to Gibraltar was $1,389,135 and $2,475,429.

At December 31, 2019 and 2018, the outstanding balance on the credit facility was $510,418 and $963,484, respectively.

9. Debt

Convertible Promissory Notes

In conjunction with the Acquisition, the Company could sell and issue up to $3,000,000 of convertible promissory notes pursuant to a subscription agreement. At December 31, 2018, the Company had issued convertible promissory notes totaling $2,100,000. The notes accrued interest at a rate of 10% per annum and was payable semi-annually unless the holder elected to defer payment. All unpaid principal and accrued interest was due October 2, 2019. The holder of the note at any time could convert in whole or any part principal and interest into common shares of the Company at a conversion price of $1.00 per share. In the event of default, all principal and interest due shall become immediately due and payable.

In June 2019, holders of convertible promissory notes totaling $2,000,000 agreed to amend their notes. The amendment provided that upon getting a conditional approval letter for the listing of the common stock of the Company through the Canadian Securities Exchange (“CSE”), all unpaid principal will be automatically converted into common stock of the Company at a conversion rate of $1.00 per share. In addition, the holder will receive 50% of all interest that would have been payable from the date of the approval letter until October 2, 2019.

In September 2019, holders of convertible debentures totaling $1,900,000 agreed to extend the maturity date from October 2, 2019 to November 22, 2019. On October 2, 2019, the Company paid $200,000 of principal to the holders of convertible debentures who did not elect to extend the maturity date. In November 2019, holders of convertible notes agreed to extend the maturity date from November 22, 2019 to December 31, 2019.

On December 2, 2019, the CSE provided its conditional approval letter and the convertible notes were converted into 1,900,000 shares of common stock.

Debt issuance costs were amortized to interest expense over the life of the notes. As of December 31, 2019 and 2018, the net carrying value of unamortized debt issuance costs was $0 and $30,647 which is included in Long-term debt in the Consolidated Balance Sheet. The Company’s debt issuance cost amortization was $30,647 and $29,506 in 2019 and 2018, respectively.

Inventory Financing

In May 2017, the Company purchased $158,660 of inventory by agreeing to financing from the vendor of monthly payments of $6,000 over 36 months totaling $216,000. The Company recorded the $57,340 difference between the payments and the value of the inventory as a discount to the financing and is amortizing the discount using the effective interest rate method over the 36-month period. Interest expense recognized associated with the discount and the unamortized portion of the discount for the years ended December 31, 2019 and 2018 was $20,224 and $18,248, respectively. The unamortized portion of the discount at December 31, 2019 and 2018 was $9,055 and $29,279.

10. Leases

All of the Company’s right-of-use assets and lease liabilities relate to office space in San Diego, California and Tulsa, Oklahoma under non-cancelable operating leases that expires November 2021 and February 2021.

In June 2019, the Company entered into a lease agreement for approximately 3,232 square feet in San Diego, California for office and other related uses. The term of the lease is 29 months commencing July 1, 2019. The base rent is $5,818 per month with 3% increases effective December 1, 2019 and 2020.

The following table presents our leases balances as of January 1, 2019 and December 31, 2019 under ASC 842.

	Balance	Balance
	January 1, 2019	December 31, 2019
Right-of-use assets, net	$345,275	$347,421
Lease liabilities - current	104,888	184,869
Lease liabilities – non-current	240,387	178,447

Lease expense of $145,673 was recorded in general and administrative expense on the consolidated statements of operations for the year ended December 31, 2019. The weighted-average remaining lease term as of December 31, 2019 was 1.9 years. The weighted-average discount rate as of January 1, 2019 and December 31, 2019 was 13%. For the year ended December 31, 2019, cash outflows from operating leases were $171,883.

Future minimum lease payments under the lease agreement as of December 31, 2018 are as follows:

Years ending December 31:
2020	$224,099
2021	190,189
$414,288

The Company does not have any short-term or low value leases.

11. Common Stock and Common Stock Warrants

Common Stock

Holders of common stock are entitled to one vote for each share held. The Company has not declared any dividends since incorporation.

In June 2019, the Board of Directors and a majority of the stockholders approved the following amendments to the Articles of Incorporation: (a) increase in the number of authorized shares of common stock from 20,000,000 to 40,000,000 and (b) changes necessary for a contemplated listing on the Canadian Securities Exchange.

In July 2019, the Company sold 60,000 shares of common stock in a private offering for proceeds of $75,000.

In December 2019, 1,900,000 shares were issued in conjunction with the conversion of the convertible notes (Note 9)

Warrants

In conjunction with a Loan Agreement (Note 9), the Company issued a warrant to purchase 490,000 shares of common stock. The warrant is exercisable at $0.00001 per share and expires December 10, 2022.

In conjunction with the convertible promissory notes (Note 9), the placement agents received warrants to purchase common stock totaling 21,000 shares in 2018. The warrants have an exercise price of $1.00 and they expire on October 2, 2019. The Company determined the fair value of the warrants to be $2,947 using the Black-Scholes valuation model and the following assumptions: fair value of common stock of $0.40, exercise price of $1.00 per share, estimated volatility of 27%, risk-free interest rate of 2.28%-2.56%, no dividend yield and a contractual life of 1.05-1.33 years.

The following table summarizes the warrant activity for the years ended December 31, 2019 and 2018:

	Number of warrants	Weighted average exercise price

Outstanding, December 31, 2017	528,250	$0.07
Granted	21,000	1.00
Outstanding, December 31, 2018	549,250	0.11
Exercised	(506,800)	0.03
Forfeited	(42,450)	1.00
Outstanding, December 31, 2019	-	$-

During the years ended December 31, 2019 and 2018, we recognized proceeds of $16,805 and $0, respectively from the exercises of warrants.

12. Stock Options

In October 2017, the Company’s board of directors and stockholders approved the 2017 Stock Plan (2017 Plan) under which 3,500,000 shares of common stock are reserved for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and performance awards to employees, directors and consultants. Recipients of stock option awards are eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of awards granted under the 2017 Plan is ten years and vesting is determined by the board of directors. Stock awards are generally not exercisable prior to the applicable vesting date, unless otherwise accelerated under the terms of the applicable stock plan agreement. Unvested shares of the Company’s common stock issued in connection with an early exercise allowed by the Company may be repurchased by the Company upon termination of the optionee’s service with the Company.

In June 2019, the Board of Directors and a majority of the stockholders approved the following amendments to the 2017 Stock Plan: (a) increase in the number of authorized shares for issuance to 4,100,000 and (b) add an annual evergreen provision that will adjust the number of authorized shares reserved for issuance to an amount equal to 29.99% of the Company’s issued common stock.

The following table summarizes stock option transactions under the 2017 Plan:

	Number of shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2017	2,750,000	$0.47	$0	9.76
Outstanding at December 31, 2018	2,750,000	$0.47	$0	8.76
Outstanding at December 31, 2019	2,750,000	$0.47	$0	7.76

At December 31, 2019, the Company had outstanding and exercisable stock options as follows:

	Outstanding Options		Exercisable Options
Exercise Price	Number shares	Weighted Average Life (in years)	Number shares	Weighted Average Life (in years)

$0.47	2,750,000	7.76	2,511,717	7.76

The Company uses a Black-Scholes option valuation model to determine the fair value of stock-based compensation under ASC Topic 718, Stock Compensation. The expected volatility is based on the historical volatility of a peer group of publicly-traded companies. The risk-free interest rate is based on the yield on the measurement date of a zero-coupon U.S. Treasury bond whose maturity period approximately equals the option’s expected term. The expected life represents the time the options granted are expected to be outstanding. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based non-employee compensation is recognized over the vesting period. The value of options granted to non-employees is periodically re-measured as they vest over a performance period, in accordance with ASC 718.

13. Segment Information

Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) for which discrete financial information is available and regularly reviewed by the chief decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker (CODM) is its Chief Executive Officer. The Company views its operations and manages its business as a single operating and reporting segment. All assets of the Company were held in the U.S. for the years ended December 31, 2019 and 2018.

Although all operations are based in the U.S., the Company generated a portion of its revenue from customers outside of the U.S. Information about the Company’s revenue from different geographic regions for the years ended December 31, 2019 and 2018 is as follows:

	2019		2018
United States	$15,518,611	96.0%	$14,348,994	89.9%
Canada	449,107	2.8%	460,388	2.9%
China	-	0.0%	625,719	3.9%
Other combined	195,061	1.2%	521,254	3.3%
Total revenues	$16,162,779	100.0%	$15,956,355	100.0%

All of the Company’s significant identifiable assets were located in the United States as of December 31, 2019 and 2018.

14. Concentrations of Risk

The Company derived revenue from two and one customer(s) totaling 22% and 20% of the Company’s total revenue in 2019 and 2018, respectively. At December 31, 2019 and 2018, one and two customer(s) accounted for 45% and 52% of total accounts receivable, respectively.

The Company has concentrations in the purchases with its suppliers. In December 2019 and 2018, one and two supplier(s) accounted for 85% and 98% of total purchases, respectively.

15. Income Taxes

In connection with the Acquisition the Company converted from an S Corporation to a C Corporation in October 2017 for income taxes.

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2019	2018

Net Income (Loss) before Tax	$(1,096,124)	$62,544

Expected income tax (recovery)	(230,186)	13,134
Change in statutory, foreign tax, foreign exchange rates and other	800	1,275
Permanent differences	89,691	9,968
Expiry of non-capital losses	-	(16,690)
Changes in unrecognized deductible temporary differences	140,495	(6,887)
Total income tax expense (recovery)	$800	$800

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows:

	2019	2018
Deferred Tax Assets (Liabilites)

Allowance for Bad Debts	$34,650	$27,613
Inventory Reserves	90,704	104,289
Right-of-use Assets	(101,348)	-
Lease Liabilities	105,985	-
Accrued Vacation	25,257	16,956
Sec. 263A Unicap	9,394	25,560
Fixed Asset Basis Difference incl. Depreciation	403	(1,418)
State Income Taxes - CA mandatory lag method	2,167	973
Capitalized R & D	(171,057)	(74,313)
Non-Qualified Stock Options - GAAP	3,861	430
Non-Capital losses available for future period	327,365	18,259
	327,381	118,349
Unrecognized deferred tax assets	(327,381)	(118,349)
Net Deferred Tax Assets (Liabilitites)	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2019	Expiry Date Range	2018	Expiry Date Range
Temporary Differences
Allowance for Bad Debts	$118,779	No expiry date	$94,467	No expiry date
Inventory Reserves	310,935	No expiry date	356,781	No expiry date
Right-of-use Assets	(347,421)	No expiry date	-	No expiry date
Lease Liabilities	363,316	No expiry date	-	No expiry date
Accrued Vacation	86,580	No expiry date	58,006	No expiry date
Sec. 263A Unicap	32,203	No expiry date	87,444	No expiry date
Fixed Asset Basis Difference incl. Depreciation	1,329	No expiry date	(4,997)	No expiry date
State Income Taxes - CA mandatory lag method	7,429	No expiry date	3,329	No expiry date
Capitalized R & D	(586,385)	No expiry date	(254,232)	No expiry date
Non-Qualified Stock Options - GAAP	13,235	No expiry date	1,471	No expiry date
Non-Capital losses available for future period	1,108,034	No expiry date	62,362	No expiry date

16. Subsequent Events

The Company evaluated subsequent events through May 4, 2020, which is the date the consolidated financial statements are available for issuance.

Initial Public Offering

On January 7, 2020, the Company closed its initial public offering and sold 1,328,500 shares of common stock at $2.00 CAD per share for net proceeds of $1,751,721 after underwriter’s commission and offering expenses of $269,426. In conjunction with the offering, the Company issued a warrant to the underwriter to purchase 106,280 shares of common stock with an exercise price of $2.00 CAD per share and a term of two years. The Company also granted 755,000 options to directors and officers of the Company. 735,000 of the options are exercisable at $1.53 ($2.00 CAD equivalent) and 20,000 of the options are exercisable at $1.68 per share ($2.20 CAD equivalent).

New Credit Facility

In January 2020, the Company terminated its credit facility with Gibraltar Capital and entered into a two-year agreement with TAB Bank for a $2,5000,000 credit facility. Under the TAB Bank credit facility, the Company is obligated to assign all its accounts receivable and the Company may request advances up to 90% of domestic accounts less than 90 days from invoice date and not subject to offset up to $2,000,000. Interest is payable monthly at a rate the greater of (a) 90-Day LIBOR rate plus 4.50% and (b) 6.41%. In addition, there is an administration fee equal to 0.008% per diem of the outstanding daily obligations.

The Company may also borrow an amount limited to the lesser of: (a) 50% of the cost of eligible inventory, (b) 50% of funds employed and, (c) $500,000 (the “Inventory Advance”). Under the Inventory Advance, Interest is payable monthly at a rate the greater of (a) 90-Day LIBOR rate plus 4.50% and (b) 6.41%. In addition, there is an administration fee equal to 0.01% per diem of the outstanding daily obligations.

Loan

On April 20, 2020, the Company was granted a loan (the “Loan”) from TAB in the aggregate amount of $422,500 pursuant to the Paycheck Protection Program (the “PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The Loan, which was in the form of a Note dated April 10, 2020 matures April 10, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 10, 2020. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Loan and accrued interest are forgivable after eight weeks as long as the borrower uses the proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The Company intends to use the entire Loan amount for eligible purposes.

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in U.S. Dollars)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash	$416,115	$408,787
Accounts receivable, net	1,677,375	2,411,273
Inventory, net	1,084,303	1,012,247
Prepaid expenses	11,355	8,280
Deferred offering costs	-	233,432
Total current assets	3,189,148	4,074,019

Property and equipment, net	46,037	39,768
Intangible asset	618,802	586,386
Security deposits	18,714	18,714
Right-of-use assets	259,292	347,421
Total assets	$4,131,993	$5,066,308

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,542,600	$4,591,770
Accrued liabilities	346,688	413,830
Credit facility	589,206	510,418
Short-term debt	-	20,945
Customer deposits	11,808	47,830
Deferred revenue	28,706	48,535
Lease liabilities	197,108	184,869
Total current liabilities	3,716,116	5,818,197

Lease liabilities	77,613	178,447
Long-term debt	422,500	-
Total liabilities	4,216,229	5,996,644

Stockholders’ deficit:
Common stock, no par value; 40,000,000 shares authorized; 13,403,300 and 12,074,800 shares issued and outstanding at December 31, 2019 and 2018	39	26
Additional paid-in capital	4,264,529	2,379,149
Accumulated deficit	(4,348,804)	(3,309,511)
Total stockholders’ deficit	(84,236)	(930,336)
Total liabilities and stockholders’ deficit	$4,131,993	$5,066,308

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in U.S. Dollars)

(unaduited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenues:
Products	$2,669,412	$3,635,909	$5,540,000	$6,110,535
Solutions and other services	527,889	510,370	1,098,643	1,001,418
Total revenues	3,197,301	4,146,279	6,638,643	7,111,953
Cost of revenues
Products	2,106,974	2,963,309	4,502,208	4,987,697
Solutions and other services	114,083	95,730	238,539	189,882
Total cost of revenues	2,221,057	3,059,039	4,740,747	5,177,579

Gross profit	976,244	1,087,240	1,897,896	1,934,374

Operating expenses:
Research and development	251,082	161,466	495,886	323,288
General and administrative
Compensation and benefits	576,004	522,757	1,200,126	1,058,215
Professional fees	263,336	242,935	664,615	435,142
Bank fees	61,404	61,376	144,377	164,721
Facilities	44,065	28,772	88,129	57,544
Other	172,117	165,924	280,058	302,944
Total operating expenses	1,368,008	1,183,230	2,873,191	2,341,854

Income (Loss) from operations	(391,764)	(95,990)	(975,295)	(407,480)

Other income (expense):
Royalty income	-	25,535	-	82,593
Interest expense	(30,830)	(96,284)	(63,998)	(195,255)
Net income (loss)	$(422,594)	$(166,739)	$(1,039,293)	$(520,142)

Net income (loss) per share:
Basic	$(0.03)	$(0.02)	$(0.08)	$(0.05)
Diluted	$(0.03)	$(0.02)	$(0.08)	$(0.05)

Weighted average number of shares:
Basic	13,403,300	10,098,000	13,359,503	9,884,133
Diluted	13,403,300	10,098,000	13,359,503	9,884,133

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in U.S. Dollars)

	Common stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2018	9,608,000	$1	$376,005	$(2,213,387)	$(1,837,381)
Stock-based compensation expense	-	-	2,841	-	2,841
Exercise of warrants	490,000	-	5	-	5
Net loss	-	-	-	(353,403)	(353,403)
Balance at March 31, 2019	10,098,000	$1	$378,851	$(2,566,790)	$(2,187,938)
Stock-based compensation expense	-	-	2,841	-	2,841
Exercise of warrants	-	-	-	-	-
Net loss	-	-	-	(166,739)	(166,739)
Balance at June 30, 2019	10,098,000	$1	$381,692	$(2,733,529)	$(2,351,836)

Balance at December 31, 2019	12,074,800	$26	$2,379,149	$(3,309,511)	$(930,336)
Issuance of shares in an initial public offering, net of share issuance costs	1,328,500	13	1,740,692	-	1,740,705
Issuance of warrants to placement agent in conjunction with initial public offering	-	-	32,358	-	32,358
Stock-based compensation expense	-	-	61,114	-	61,114
Net loss	-	-	-	(616,699)	(616,699)
Balance at March 31, 2020	13,403,300	$39	$4,213,313	$(3,926,210)	$287,142
Stock-based compensation expense	-	-	51,216	-	51,216
Net loss	-	-	-	(422,594)	(422,594)

Balance at June 30, 2020	13,403,300	$39	$4,264,529	$(4,348,804)	$(84,236)

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in U.S. Dollars)

(unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,039,293)	$(520,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	98,157	67,162
Finance costs for right-of-use assets	23,075	23,417
Amortization of loans payable discount	9,055	30,200
Amortization of debt issuance costs for credit facility	9,063	-
Stock-based compensation	112,330	5,682
Deferred offering costs	161,725	-
Provision for bad debts	(59,704)	70,647
Provision for excess and obsolete inventory	52,312	9,674
Changes in operating assets and liabilities:
Accounts receivable	793,602	1,437,735
Inventory	(124,368)	37,959
Prepaid expenses	(3,075)	(58,468)
Other assets	-	-
Accounts payable	(1,977,463)	(425,601)
Accrued liabilities	(67,142)	(138,694)
Customer deposits	(36,022)	(17,622)
Deferred revenue	(19,829)	14,423
Net cash provided by (used in) operating activities	(2,067,577)	536,372

Cash flows from investing activities:
Additions of intangible assets	(32,416)	(265,904)
Purchases of property and equipment	(16,297)	(7,376)
Net cash used in investing activities	(48,713)	(273,280)

Cash flows from financing activities:
Proceeds from the issuance of shares, net of issuance costs	1,773,063	-
Payments on loans payable	(30,000)	(36,000)
Lease payments	(111,670)	(73,534)
Net borrowings (repayments) on credit facility	69,725	(189,118)
Proceeds from note payable	422,500	-
Proceeds from issuance of shares in a private placement	-	-
Exercise of warrants	-	5
Net cash provided by (used in) financing activities	2,123,618	(298,647)

Net change in cash	7,328	(35,555)
Cash, beginning of year	408,787	910,315
Cash, end of year	$416,115	$874,760

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$20,031	$114,771
Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Issuance of warrants to placement agents in conjunction with initial public offering	$32,358	$-
Deferred offering costs in current year	$71,704	$-

See accompanying notes to financial statements

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Significant Accounting Policies

Direct Communication Solutions, Inc. (the “Company” or “DCS”) was incorporated in Florida on June 9, 2006 and reincorporated in Delaware in April 2017. The Company is a provider of solutions for the Internet of Things (“IoT”), including monitoring-as-a-service (“MaaS”) solutions for the telematics market. The Company’s range of products includes GPS devices, modems, embedded modules, routers and mobile tracking machine-to-machine (“M2M”) devices, communications and applications software and cloud services.

The Company’s M2M products and solutions enable devices to communicate with each other and with server or cloud-based application infrastructures and include M2M embedded modules, integrated M2M communications devices and SaaS delivery platforms, including MiFleet, which provides fleet and vehicle SaaS telematics, MiSensors, which provides easy M2M device management and service enablement for wireless sensors and MiFailover which provides high-speed wireless internet failover to small and medium sized businesses as a redundancy solution to continue to run their business in the event the internet is not available.

On October 2, 2017, the Company completed its acquisition (the “Acquisition”) of Two Lions Technologies, a private Canadian company (“Two Lions”).

On January 7, 2020, the Company completed an Initial Public Offering listing on the Canadian Securities Exchange (Note x).

On June 19, 2020, the Company became listed in the United States on the OTCQB Market.

Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. The Company has recently incurred operating losses and as of June 30, 2020, had an accumulated deficit of $4,348,804. As of June 30, 2020, the Company had available cash totaling $416,115. The Company may finance its operations through a variety of ways, including the issuance of debt or sales of equity. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. If events or circumstances occur such that the Company does not meet its operating plan as expected, the Company may be required to reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses which may raise substantial doubt on its ability to achieve its intended business objectives. These additional reductions in expenditures, if required, could have an adverse impact on the Company’s ability to achieve certain of its business objectives during 2020.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or ability to raise funds.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities reported in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ materially from those estimates. Significant estimates include allowance for doubtful accounts receivable, provision for excess and obsolete inventory, estimated useful lives of long-lived assets and valuation of stock options and warrants.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At June 30, 2020 and December 31, 2019, there were no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers. The Company provides an allowance for its accounts receivable for estimated losses that may result from its customers’ inability to pay. The Company determines the amount of the allowance by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses, and changes in customer payment cycles and the customers’ credit-worthiness. Amounts later determined and specifically identified to be uncollectible are charged or written off against this allowance. To minimize the likelihood of uncollectibility, the Company reviews its customers’ credit-worthiness periodically based on credit scores generated by independent credit reporting services, its experience with its customers, and the economic condition of its customers’ industries. Material differences may result in the amount and timing of expense for any period if the Company were to make different judgments or utilize different estimates. Accounts receivable is recorded net of a $59,075 and $118,779 allowance for doubtful accounts at June 30, 2020 and December 31, 2019, respectively.

Inventories and Provision for Excess and Obsolete Inventory

Inventories are stated at the lower of cost, (based on the weighted average cost method) or market. The Company reviews the components of its inventory and its inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances or new product introductions by the Company or its customers that vary from its current expectations. Whenever inventory is written down, a new cost basis is established and the inventory is not subsequently written up if market conditions improve.

The Company believes that, when made, the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory. If customer demand for the Company’s inventory is substantially less than its estimates, inventory write-downs may be required, which could have a material adverse effect on its consolidated financial statements. Inventory is recorded net of a $363,247 and $310,935 provision for excess and obsolete inventory at June 30, 2020 and December 31, 2019, respectively.

Property and Equipment

Property and equipment are initially stated at cost and depreciated using the straight-line method. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which ranges from three to five years. Leasehold improvements are depreciated over the shorter of the related remaining lease period or useful life.

Intangible Assets

Intangible assets consist of development costs for products to be sold or marketed to external users when technological feasibility is reached, and it is probable that the project will be completed.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non- recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company believes the carrying amounts of accounts receivable, accounts payable, accrued liabilities, credit facility, promissory note and customer deposits approximate fair value due to their short-term maturities.

The following table represents the Company’s assets that are measured at fair value as of June 30, 2020:

	Level 1	Level 2	Level 3	Total
Cash	$416,115	$—	$—	$416,115

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary, differences between the financial reporting and tax basis of assets and liabilities, as well as of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are 2015-2018. In evaluating the Company’s tax provisions and accruals, future taxable income, and the reversal of temporary differences, interpretations, and tax planning strategies are considered. The Company believes their estimates are appropriate based on current facts and circumstances. Accordingly, as of June 30, 2020, the Company has no uncertain tax positions that qualify for recognition or disclosure in the accompanying consolidated financial statements.

In October 2017, the Company revoked its S Corporation tax status and became a C Corporation.

Revenue and Cost of Revenue

The Company generates a portion of its revenue from the sale of wireless modems, routers and modules to wireless operators, OEM customers and value added resellers and distributors. In addition, the Company generates revenue from the sale of asset-management solutions utilizing wireless technology and M2M communication devices predominantly to transportation and industrial companies, medical device manufacturers and security system providers. Revenue from product sales is generally recognized upon the transfer of title of the product to the customer. Revenues from SaaS services are recognized pro-rata over the contract term. The Company records deferred revenue for cash payments received from customers in advance of when revenue recognition criteria are met.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company considers the four basic revenue recognition criteria when assessing appropriate revenue recognition as follows:

●	Persuasive evidence of an arrangement must exist;

●	Delivery has occurred;

●	The seller’s price to the buyer must be fixed or determinable; and

●	Collectability is reasonably assured.

The Company provides SaaS subscriptions for its fleet management and vehicle finance applications in which customers are provided with the ability to wirelessly communicate with monitoring devices installed in vehicles and other mobile assets via software applications hosted by either the Company or partner vendor. When the customer purchases the monitoring device, the Company recognizes the revenue at the time of purchase. The Company recognizes revenues from SaaS services over the term of the contract.

The Company’s cost of revenue for products is composed of the cost of hardware purchased and labor for any services performed on the hardware before it is shipped. Cost of revenue for solutions and other services includes labor for services, license fees for fleet management platform and wireless data.

Shipping and Handling Costs

The Company incurs certain expenses related to preparing, packaging and shipping its products to its customers, mainly third-party transportation fees. All costs related to these activities are included as a component of cost of revenues in the statements of operations. All costs billed to the customer are included as revenues in the statements of operations.

Warranty Costs

The Company’s warranty policy generally provides one year for products following the date of purchase. As the Company receives a one year warranty from its vendors, the Company has little exposure to out-of-pocket warranty costs. Historically, the Company has incurred minimal warranty costs which are expensed when incurred. The Company has not accrued any warranty costs for the three and six months ended June 30, 2020 and 2019.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying consolidated financial statements.

Currency and Foreign Exchange

These consolidated financial statements are expressed in U.S. dollars as the Company’s operations are based only in the United States. Virtually all of the Company’s non-monetary or monetary assets and liabilities are in U.S. dollar currency. All revenues earned from customers outside the U.S. were denominated in U.S dollars.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payment awards based on the estimated fair values of the awards as of the grant date. Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight line method.

Basic and Diluted Net Loss per Share of Common Stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares that were outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to acquire common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the diluted net loss per share computation in loss periods as their effect would be anti-dilutive.

Comprehensive Loss

The Company has no items of comprehensive income or loss other than net loss.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

The Company adopted ASC 842 on January 1, 2019, using the simplified transition approach and electing all of the practical expedients permitted. This resulted in the recording of lease assets and lease liabilities of $345,275. The adoption of ASC 842 did not have a significant impact to the Company’s consolidated statements of operation and cash flows.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in this update include removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income, or a gain, from other items (e.g., discontinued operations or other comprehensive income), and the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendments in this update are effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact that these amendments will have on our consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606. The amendments in this update provide guidance on how to assess whether certain transactions between collaborative arrangement participants should be accounted for within the revenue recognition standard. The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this update are effective for interim and annual periods for the Company beginning on January 1, 2020, with early adoption permitted. The amendments in this update may be applied either retrospectively or prospectively. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of the disclosure requirements for fair value measurements. The ASU is effective for fiscal years and interim periods beginning after December 15, 2019. Amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty will be applied prospectively as of the beginning of the fiscal year of adoption with all other amendments being applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company does not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2. Inventory

Inventory consists of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Components and raw materials	$869,273	$750,385
Assemblies	215,030	261,862
	$1,084,303	$1,012,247

3. Property and Equipment

Property and equipment consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Computer equipment and purchased software	$120,971	$104,674
Furniture and fixtures	37,417	37,417
Leasehold improvements	7,538	7,538
	165,926	149,629
Less—accumulated depreciation	(119,889)	(109,861)
	$46,037	$39,768

Depreciation expense was $10,027 and $9,618 for the six months ended June 30, 2020 and 2019, respectively.

4. Deferred Offering Costs

Deferred offering costs consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Legal fees	$-	$141,942
Consulting, underwriter and filing fees	-	50,490
Accounting fees	-	41,000
	$-	$233,432

5. Intangible Asset

Intangible asset consists of development costs for the design and construction of the Company’s Brewsee™ keg management and monitoring system.

	June 30, 2020	December 31, 2019
	(Unaudited)
Development costs	$618,802	$586,386

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

6. Sale of Modular Distribution Agreement and Associated Assets

In January 2019, the Company sold its Telit modular distribution agreement and associated assets as the Company has made changes to focus on IoT solutions. The Company will receive $250,000 cash based on certain milestones plus 6% of net sales of Telit products (“Royalty”) through December 31, 2019. For the six months ended June 30, 2019, the Company has recorded $250,000 products revenue associated with the sale of the inventory and $82,593 Royalty in solutions and other services revenue. Inventory sold totaling $144,656 is recorded in products cost of revenues.

7. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Payroll related expenses	$169,467	$184,537
Accrued sales tax	65,766	206,768
Other	111,455	22,525
	$346,688	$413,830

8. Credit Facility

In January 2018, the Company entered into a two-year agreement with Gibraltar Capital. Under the Gibraltar Capital credit facility, the Company is obligated to assign all its accounts receivable and the Company may request advances up to 90% of domestic accounts less than 90 days from invoice date and not subject to offset up to $1,000,000 outstanding. Interest is payable monthly at a rate of (i) prime rate plus 3.00%. In addition, there is a monthly collateral/management fee equal to 0.50% of the average daily obligations per month.

In January 2020, the Company terminated its credit facility with Gibraltar Capital and entered into a two-year agreement with TAB Bank (“TAB”) for a $2,500,000 credit facility. Under the TAB Bank credit facility, the Company is obligated to assign all its accounts receivable and the Company may request advances up to 90% of domestic accounts less than 90 days from invoice date and not subject to offset up to $2,000,000. Interest is payable monthly at a rate the greater of (a) 90-Day LIBOR rate plus 4.50% and (b) 6.41%. In addition, there is an administration fee equal to 0.008% per diem of the outstanding daily obligations.

The Company may also borrow an amount limited to the lesser of: (a) 50% of the cost of eligible inventory, (b) 50% of funds employed and, (c) $500,000 (the “Inventory Advance”). Under the Inventory Advance, Interest is payable monthly at a rate the greater of (a) 90-Day LIBOR rate plus 4.50% and (b) 6.41%. In addition, there is an administration fee equal to 0.01% per diem of the outstanding daily obligations.

The Company does not retain any legal or equitable interest in any account sold under this credit facility. The Company assumes full risk of non-payment and guarantees full payment of all accounts. At June 30, 2020 and December 31, 2019, the outstanding balance on the credit facility was $589,206 and $510,418, respectively.

9. Debt

Convertible Promissory Notes

In conjunction with the acquisition, the Company issued convertible promissory notes pursuant to a subscription agreement. At December 31, 2018, the Company had convertible promissory notes totaling $2,100,000 outstanding. The notes accrue interest at a rate of 10% per annum and is payable semi-annually unless the holder elects to defer payment. All unpaid principal and accrued interest is due October 2, 2019. The holder of the note at any time can convert in whole or any part principal and interest into common shares of the Company at a conversion price of $1.00 per share. In the event of default, all principal and interest due shall become immediately due and payable.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In June 2019, holders of convertible promissory notes totaling $2,000,000 agreed to amend their notes. The amendment provides that upon getting a conditional approval letter for the listing of the common stock of the Company through the Canadian Securities Exchange (“CSE”), all unpaid principal will be automatically converted into common stock of the Company at a conversion rate of $1.00 per share. In addition, the holders will receive 50% of all interest that would have been payable from the date of the approval letter until October 2, 2019.

In June 2019, holders of convertible promissory debentures totalling $2,000,000 agreed to amend their debentures. The amendment provided that upon getting a conditional approval letter for the listing of the common stock of the Company through the Canadian Securities Exchange (“CSE”), all unpaid principal will be automatically converted into common stock of the Company at a conversion rate of $1.00 per share. In addition, the holder would receive 50% of all interest paid in cash that would have been payable from the date of the approval letter until October 2, 2019.

In September 2019, holders of convertible debentures totalling $1,900,000 agreed to extend the maturity date from October 2, 2019 to November 22, 2019. On October 2, 2019, the Company paid $200,000 of principal to the holders of convertible debentures who did not elect to extend the maturity date. In November 2019, holders of convertible debentures agreed to extend the maturity date to December 31, 2019.

On December 2, 2019, the CSE provided its conditional approval letter and the convertible debentures were converted into 1,900,000 shares of common stock.

Debt issuance costs were amortized to interest expense over the life of the debentures. The Company’s debt issuance cost amortization was $20,430 for the six months ending June 30, 2019.

Inventory Financing

In May 2017, the Company purchased $158,660 of inventory by agreeing to financing from the vendor of monthly payments of $6,000 over 36 months totalling $216,000. The Company recorded the $57,340 difference between the payments and the value of the inventory as a discount to the financing and is amortizing the discount using the effective interest rate method over the 36-month period. The Company made payments of $30,000 and $36,000 in the six month periods ended June 30, 2020 and 2019, respectively. Interest expense recognized associated with the discount and the unamortized portion of the discount for the six months ended June 30, 2020 and 2019 was $9,055 and $9,769, respectively. The unamortized portion of the discount at June 30, 2020 and December 31, 2019 was $0 and $9,055.

Loan

On April 20, 2020, the Company was granted a loan (the “Loan”) from TAB in the aggregate amount of $422,500 pursuant to the Paycheck Protection Program (the “PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in the United States. The Loan, which was in the form of a Note dated April 10, 2020 matures April 10, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 10, 2020. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Loan and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The Company intends to use the entire Loan amount for eligible purposes.

10. Leases

All of the Company’s right-of-use assets and operating lease liabilities leases relate to office space in San Diego, California and Tulsa, Oklahoma under non-cancelable operating leases that expires November 2021 and February 2021.

In June 2019, the Company entered into a lease agreement for approximately 3,232 square feet in San Diego, California for office and other related uses. The term of the lease is 29 months commencing July 1, 2019. The base rent is $5,818 per month with 3% increases effective December 1, 2019 and 2020.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our leases balances as of January 1, 2019 and June 30, 2019 under ASC 842.

	Balance June 30, 2020	Balance December 31 2019
Operating lease right-of-use assets, net	$345,275	$347,421
Operating lease liabilities - current	197,108	184,869
Operating lease liabilities – non-current	77,613	178,447

Operating lease expense of $44,065 and $88,129 was recorded in general and administrative expense on the consolidated statements of operations for the three and six months ended June 30, 2020. The weighted-average remaining lease term as of June 30, 2020 was 1.4 years. The weighted-average discount rate as of January 1, 2020 and June 30, 2020 was 13%. For the three and six months ended June 30, 2020, cash outflows from operating leases were $55,835 and $111,670, respectively.

Future minimum lease payments at June 30, 2020 are as follows:

Years ending December 31:
2020 (excluding the six months ended June 30, 2020)	$112,172
2021	190,189
$302,361

11. Common Stock and Common Stock Warrants

Common Stock

Holders of common stock are entitled to one vote for each share held. The Company has not declared any dividends since incorporation.

In June 2019, the Board of Directors and a majority of the stockholders approved the following amendments to the Articles of Incorporation: (a) increase in the number of authorized shares of common stock from 20,000,000 to 40,000,000 and (b) changes necessary for a contemplated listing on the Canadian Securities Exchange.

In July 2019, the Company sold 60,000 shares of common stock in a private offering for proceeds of $75,000.

In December 2019, 1,900,000 shares were issued in conjunction with the conversion of the convertible notes (Note 9)

On January 7,2020, the Company closed its initial public offering and sold 1,328,500 shares of common stock at CAD$2.00 ($1.53 equivalent) per share for net proceeds of $1,773,063 after certain expenses and share issuance costs of $248,085. In conjunction with the offering, the Company issued a warrant to the underwriter to purchase 106,280 shares of common stock with an exercise price of $2.00 CAD per share and a term of two years. The Company estimated the fair value of the warrants at $32,358 and recorded this value in reserves in shareholders’ equity.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Warrants

In conjunction with the initial public offering, the placement agent received warrants to purchase common stock totaling 106,280. The warrants have an exercise price of CAD $2.00 and they expire on January 7, 2022. The Company determined the fair value of the warrants to be $32,358 using the Black-Scholes valuation model and the following assumptions:

Fair value of common stock	$1.53
Exercise price	$1.53
Expected term (years)	2.00
Risk-free interest rate	1.54%
Expected volatility	33.33%
Dividend yield	0.00%

The following table summarizes the warrant activity for the three and six months ended June 30, 2020:

Outstanding at January 1, 2019	549,250
Warrants exercised	(506,800)
Warrants forfeited	(42,450)
Outstanding at December 31, 2019	-
Warrants granted	106,280
Outstanding at June 30, 2020	106,280

During the three and six months ended June 30, 2019, we recognized proceeds of $16,800 and $16,805, respectively from the exercises of warrants.

12. Stock Options

In October 2017, the Company’s board of directors and stockholders approved the 2017 Stock Plan (2017 Plan) under which 3,500,000 shares of common stock are reserved for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and performance awards to employees, directors and consultants. Recipients of stock option awards are eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of awards granted under the 2017 Plan is ten years. Stock awards are generally not exercisable prior to the applicable vesting date, unless otherwise accelerated under the terms of the applicable stock plan agreement. Unvested shares of the Company’s common stock issued in connection with an early exercise allowed by the Company may be repurchased by the Company upon termination of the optionee’s service with the Company.

In June 2019, the Board of Directors and a majority of the stockholders approved the following amendments to the 2017 Stock Plan: (a) increase in the number of authorized shares for issuance to 4,100,000 and (b) add an annual evergreen provision that will adjust the number of authorized shares reserved for issuance to an amount equal to 29.99% of the Company’s issued common stock.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes stock option transactions under the 2017 Plan:

	Number of shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2019	2,750,000	$0.47	$391,579
Options granted	1,045,000	$1.53	0
Options forfeited	(50,000)	$1.53	0
Options at June 30, 2020	3,745,000	$0.70	$391,579

At June 30, 2020, the Company had outstanding and exercisable stock options as follows:

	Outstanding Options		Exercisable Options
Exercise Price	Number shares	Weighted Average Life (in years)	Number shares	Weighted Average Life (in years)

$0.47	2,750,000	7.27	2,557,291	7.27
$0.79	290,000	9.90	16,666	9.90
$1.53	705,000	9.53	159,581	9.53

13. Segment Information

Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) for which discrete financial information is available and regularly reviewed by the chief decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker (CODM) is its Chief Executive Officer. The Company views its operations and manages its business as a single operating and reporting segment.

Although all operations are based in the U.S., the Company generated a portion of its revenue from customers outside of the U.S. Information about the Company’s revenue from different geographic regions for the six months ended June 30, 2020 and 2019 is as follows:

	Six months ended June 30,
	2020		2019
United States	$6,356,815	95.8%	$6,926,064	97.4%
Canada	131,146	2.0%	105,403	1.5%
Others combined	150,682	2.3%	80,486	1.1%
Total revenues	$6,638,643	100.0%	$7,111,953	100.0%

All of the Company’s significant identifiable assets were located in the United States as of June 30, 2020 and December 31, 2019.

DIRECT COMMUNICATION SOLUTIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

14. Concentrations of Risk

The Company derived revenue from two and three customers totaling 28% and 36% of the Company’s total revenue for the six months ended June 30, 2020 and 2019, respectively. At June 30, 2020 and December 31, 2019, three and one customer(s) accounted for 49% and 45% of total accounts receivable, respectively.

The Company has concentrations in the purchases with its suppliers. For the six months ended June 30, 2020 and 2019, one and two supplier(s) accounted for 89% and 96%of total purchases, respectively.

15. Income Taxes

In connection with the Acquisition the Company converted from an S Corporation to a C Corporation in October 2017 for income taxes.

To date, the Company has not been required to pay U.S. federal income taxes because of current and accumulated net operating losses.

PART III—EXHIBITS

Exhibit No.	Description

2.1 #	Amended and Restated Certificate of Incorporation
2.2 (1)	Amended and Restated Bylaws
4.1 (2)	Form of Subscription Agreement
4.2 (2)	Form of Warrant
6.1 (1)	Software License Agreement with Gurtam, Inc. dated April 1, 2015
6.2 #*	Purchase and Security Agreement with TAB Bank dated as of January 22, 2020
6.3 (1)	CalAmp Master Agreement dated March 22, 2019
6.4 (1)	Consultant Agreement with Rich Gomberg
6.5 (1)	Employment Agreement with Michael Lawless
6.6 (1)	Employment Agreement with Chris Bursey
6.7 (1)	Employment Agreement with Eric Placzek
6.8 (1)	Employment Agreement with David Scowby
6.9 (1)	Form of Indemnification Agreement for officers and directors
6.10 (1)	Amended and Restated 2017 Stock Plan
6.11 (1)	Form of Stock Option Agreement
10.1 #	Power of Attorney (incorporated in signature page)
11.1 (2)	Consent of Davidson & Company LLP
12.1 #	Opinion of Tollefsen Business Law P.C.
13.1 (2)	Press Release

#	Filed herewith.

(1)	Previously filed on Form 1-A on December 19, 2019 (SEC File No. 024-11095) and incorporated herein by reference.

(2)	To be filed by amendment.

*	Portions of this exhibit containing confidential information have been omitted pursuant to a request for confidential treatment filed with the SEC pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*****]” and has been filed separately with the SEC.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 14, 2020.

Direct Communication Solutions, Inc.

/s/ Chris Bursey
Chief Executive Officer (Principal Executive Officer).

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Chris Bursey and Rich Gomberg, or any of them individually, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this Offering Statement and any and all further amendments thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Bursey	President and Chief Executive Officer, Director	September 14, 2020
Chris Bursey	(Principal Executive Officer)

/s/ Rich Gomberg	Chief Financial Officer (Principal	September 14, 2020
Rich Gomberg	Financial and Accounting Officer)

/s/ Bill Espley	Director	September 14, 2020
Bill Espley

/s/ Winston Wong	Director	September 14, 2020
Winston Wong

/s/ Ed O’Sullivan	Director	September 14, 2020
Ed O’Sullivan

/s/ John Hubler	Director	September 14, 2020
John Hubler

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